Exhibit 10.1

Execution Version

Preferred Equity Investment Agreement

Among

MACK-CALI REALTY CORPORATION

MACK-CALI REALTY, L.P.

MACK-CALI PROPERTY TRUST

MACK-CALI TEXAS PROPERTY, L.P.

ROSELAND RESIDENTIAL TRUST

ROSELAND RESIDENTIAL L.P.

RPIIA-RLA AGGREGATOR, L.L.C.

and

RPIIA-RLB, L.L.C.

dated as of

June 26, 2019

ii

EXHIBITS

A	—	Third Amended and Restated LP Agreement
B	—	Shareholders Agreement
C	—	Shared Services Agreement
D	—	Wire Instructions
E	—	Indemnification Agreement
F	—	Credit Enhancement Agreement
G	—	Registration Rights Agreement
H	—	Recourse Agreement
I	—	Seyfarth Shaw Opinion Letter
J	—	REIT Opinion Letter
K	—	Ballard Spahr Opinion Letter

iii

PREFERRED EQUITY INVESTMENT AGREEMENT

This Preferred Equity Investment Agreement (this “Agreement”), dated as of June 26, 2019 (the “Execution Date”), is entered into by and among Roseland Residential, L.P., a Delaware limited partnership (together with its permitted successors, assigns and transferees, the “Partnership”), Mack-Cali Realty Corporation, a Maryland corporation (together with its permitted successors, assigns and transferees, “MCRC”), Mack-Cali Realty, L.P., a Delaware limited partnership (together with its permitted successors, assigns and transferees, “MCRLP”), Mack-Cali Property Trust, a Maryland real estate investment trust (together with its permitted successors, assigns and transferees, “MCPT”), Mack-Cali Texas Property, L.P., a Texas limited partnership (together with its permitted successors, assigns and transferees, “MCTP” and together with MCRC, MCRLP and MCPT, the “MCRC Parties”), Roseland Residential Trust, a Maryland real estate investment trust (together with its permitted successors, assigns and transferees, “RRT” or the “General Partner,” and together with the Partnership, the “MC Partnership Parties”), RPIIA-RLA Aggregator, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class A Preferred Holder”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class B Preferred Holder” and, together with Rockpoint Class A Preferred Holder, the “RP Investors”).  The MCRC Parties, the MC Partnership Parties and the RP Investors shall be referred to herein collectively as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, MCRC, an indirect beneficial owner of the Partnership, has elected to be treated, has operated, and, in accordance with the covenants contained in the Third Amended and Restated LP Agreement (as defined below), will continue to operate as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”);

WHEREAS, MCRC is the sole general partner of MCRLP;

WHEREAS, RRT is the general partner of the Partnership and is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name (without giving effect to the RRT Add-On Capital Contribution (as defined in the Third Amended and Restated LP Agreement)):  (i) MCRLP:  89.90%; (ii) MCPT:  9.83%, which is in turn 100% owned (excluding certain preferred shareholders necessary to maintain its status as a REIT, which shareholders have no voting control or discretionary rights, and have only nominal economic rights, with respect to RRT) by MCRLP; and (iii) MCTP:  0.27%, which is in turn 99% owned by MCRLP, as the sole limited partner, and 1% owned by Mack-Cali Sub XVII, Inc., as the sole general partner, which is in turn wholly owned by MCRC;

WHEREAS, the Partnership has authorized three (3) classes of membership interests designated as “Common Units” (the “Common Units”), “Class A Preferred Partnership Units” and “Class B Preferred Partnership Units” (the Class A Preferred Partnership Units and Class B Preferred Partnership Units, collectively, the “Preferred Units”), each with the rights, preferences, powers, restrictions and limitations set forth in the Third Amended and Restated LP Agreement;

WHEREAS, the General Partner currently owns 100 % of the Common Units;

WHEREAS, prior to the Closing (as defined below), the Partnership has issued 343,116 Class A Preferred Partnership Units and 3,000 Class B Preferred Partnership Units, of which (i) 297,000 Class A Preferred Partnership Units were issued to RPIIA-RLA, L.L.C., a Delaware limited liability company (the “Initial RP Class A Investor”), and are currently owned by the Rockpoint Class A Preferred Holder (as the successor in interest to the Initial RP Class A Investor) and 46,116 Class A Preferred Partnership Units were issued to and are currently owned by RRT and (ii) 3,000 Class B Preferred Partnership Units were issued to and are currently owned by the Rockpoint Class B Preferred Holder;

WHEREAS, the Rockpoint Class A Preferred Holder desires to invest One Hundred Million Dollars ($100,000,000) in the Partnership by purchasing an additional One Hundred Thousand (100,000) Class A Preferred Partnership Units (the “Additional Purchased Units”) at the Preferred Unit Price (as defined below) on the terms and conditions set forth herein;

WHEREAS, the MCRC Parties and/or their Affiliates have the right to acquire up to $153,884,027 of Class A Preferred Partnership Units following the Closing and subject in each case to prior compliance with the RP Subscription Right, on the terms and conditions set forth herein;

WHEREAS, the Partnership and certain of its Subsidiaries (as defined below), directly or indirectly own or lease interests in various multifamily residential and/or commercial properties and/or vacant land (collectively, the “Real Properties”, and each individually, a “Real Property”);

WHEREAS, the terms and conditions by which the Partnership has been governed prior to the Closing are set forth in that certain Second Amended and Restated Agreement of Limited Partnership, dated as of March 10, 2017 (the “Existing LP Agreement”), by and among the General Partner, MCRC, MCRLP, the Initial RP Class A Investor and the Rockpoint Class B Preferred Holder;

WHEREAS, concurrently herewith, and as a condition of the willingness of the RP Investors to consummate the transactions contemplated by this Agreement, the RP Investors, the General Partner, MCRC and MCRLP shall amend and restate in its entirety the Existing LP Agreement in the form attached hereto as Exhibit A (the “Third Amended and Restated LP Agreement”);

WHEREAS, concurrently herewith, the RP Investors, the General Partner, MCRLP, MCPT and MCTP shall enter into an Amended and Restated Shareholders Agreement of the General Partner in the form attached hereto as Exhibit B (the “Shareholders Agreement”) to replace that certain Shareholders Agreement dated March 10, 2017;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2017 Investment Agreement” has the meaning set forth in Section 2.07.

“2018 Balance Sheet” has the meaning set forth in Section 3.05.

“2018 Income Statement” has the meaning set forth in Section 3.05.

“Active Projects” has the meaning set forth in Section 3.08(a)(i).

“Additional Purchased Units” has the meaning set forth in the Recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, neither of the RP Investors nor any of their Affiliates shall be considered an Affiliate of any MCRC Party or MC Partnership Party for any purpose hereunder; provided, further that no portfolio company of an RP Investor shall be deemed an Affiliate any RP Investor.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” shall mean, collectively, the Registration Rights Agreement, the Recourse Agreement, the Indemnification Agreement, the Shared Services Agreement, the Shareholders’ Agreement and the Credit Enhancement Agreement.

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Board of Directors” has the meaning set forth in Section 5.03(c).

“Board of Trustees” has the meaning set forth in Section 3.22.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Bylaws” means the bylaws of the General Partner, as amended and in effect on or immediately prior to the date hereof.

“Closing” has the meaning set forth in has the meaning set forth in Section 2.02(b).

“Closing Date” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Recitals.

“Company Leases” has the meaning set forth in Section 3.10(e).

“Competing Businesses” has the meaning set forth in Section 9.02.

“Controlled Subsidiary” or “Controlled Subsidiaries”, with respect to any entity, any Subsidiary of such entity (other than as set forth in clause (iii) of the definition of such term), other than a Non-Controlled Subsidiary or Limited Control Subsidiary of such entity.

“Credit Enhancement Agreement” means that certain Amended and Restated Discretionary Demand Promissory Note between the Partnership, as borrower, and MCRLP, as lender, dated as of the Closing Date.

“Direct Claim” has the meaning set forth in Section 7.06(c).

“Disclosure Letter” means that certain Disclosure Letter to Preferred Equity Investment Agreement executed by and between the Parties concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States of America.

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Employees” means those Persons employed by the MC Partnership Parties or their respective Subsidiaries immediately prior to the Closing.

“Employment Agreements” has the meaning set forth in Section 3.15(b).

“Encumbrance(s)” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, assessment, evaluation, monitoring or otherwise delineating the presence or Release of any Hazardous Material, prevention or minimization of a Release or threatened release of Hazardous Materials, governmental response, removal or remediation, corrective action, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials in, on, under, to or emanating from any real property; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit with respect to any real property.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) Releases or threatened Releases of Hazardous Materials or materials containing Hazardous Materials; or (c) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including any amendments thereto, their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to the presence, Release of, or exposure to, any Hazardous Materials in, on, under, to or emanating from any real property or to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, agreement, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Grants” has the meaning set forth in Section 3.15(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Execution Date” has the meaning set forth in the Preamble.

“Existing LP Agreement” has the meaning set forth in the Recitals.

“Expenses” has the meaning set forth in Section 9.01.

“Financial Statements” has the meaning set forth in Section 3.05.

“Fraud” means  intentional fraud committed by the applicable Party in the making of the representations and warranties expressly set forth in this Agreement, the Third Amended and Restated LP Agreement or any Ancillary Agreement.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or consents entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, pollutant, contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products including crude oil and any fractions thereof, natural gas, synthetic gas, and any mixtures thereof, mold, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following:  (a) the principal of (i) any indebtedness for borrowed money, including bank overdrafts, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition), and (iii) any obligations, contingent or otherwise, under banker’s acceptance credit or similar facilities, (b) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (c) any obligations with respect to hedging, swaps or similar arrangements, (d) any guaranty of any of the foregoing, (e) obligations to pay rent or other payment amounts under leases that would be required to be classified as a capital lease on a balance sheet prepared on a consistent basis or (f) accrued interest or premium (if any) applicable to, and premiums, penalties or other costs or expenses that would arise as a result of repayment of, any of the foregoing.

“Indemnification Agreement” has the meaning set forth in Section 5.03(d).

“Indemnification Threshold” has the meaning set forth in Section 7.05(a).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Initial RP Class A Investor” has the meaning set forth in the Recitals.

“IT Systems and Data” has the meaning set forth in Section 3.26.

“Key Executives” means, individually and collectively: (i) Michael J. DeMarco; (ii) Marshall Tycher; (iii) David J. Smetana; (iv) Gary Wagner; (v) Ivan Baron; (vi) Gabriel Shiff; and  (vii) Robert Cappy.

“Knowledge of the MC Partnership Parties” or “the MC Partnership Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Key Executives or their successors as persons with substantially similar responsibilities toward the MC Partnership Parties after a commercially reasonable inquiry of their subordinates.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other require or rule of law of any Governmental Authority.

“Limited Control Subsidiary” or “Limited Control Subsidiaries”, means Harborside Unit A Urban Renewal, L.L.C. and Epsteins C Lofts, L.L.C.

“Losses” means losses, damages, liabilities, penalties, actions, suits, proceedings (including any investigations, arbitrations, litigation, regulatory proceedings or inquiries), demands, claims, causes of action, Taxes, costs or expenses, including all incidental, consequential, special and indirect damages to the extent actually incurred and which were reasonably foreseeable, as well as reasonable attorneys’ fees, defense costs, consultant fees and other out-of-pocket expenses incurred in connection with investigating, enforcing or defending any right to indemnification, provided, however, that in no event shall Losses include punitive damages or damages based on any multiple of revenue or income unless, and only the extent, actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate, is (or would reasonably expected to be) materially adverse to (a) the business, results of operations, financial condition or assets of the MC Partnership Parties and their respective Subsidiaries, taken as a whole, or (b) the ability of the MCRC Parties or the MC Partnership Parties to consummate the transactions contemplated hereby or perform their respective obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Partnership operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the RP Investors; (vi) any matter disclosed in the Disclosure Letter and schedules thereto; (vii) any changes in applicable Laws or accounting rules; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, or the identity of RP Investors, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Partnership; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Partnership to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Organizational Documents” means all certificates of incorporation, by-laws, certificates of formation, operating agreements, limited partnership agreements, limited liability company agreements, partnership agreements, shareholders agreements, joint venture agreements, including all amendments thereto, of the MC Partnership Parties and their respective Subsidiaries.

“MC Indemnified Party” has the meaning set forth in Section 7.04.

“MC Opportunity Group” has the meaning set forth in Section 9.02.

“MC Participation Right” has the meaning set forth in Section 2.07.

“MC Partnership Parties” has the meaning set forth in the Preamble.

“MCPT” has the meaning set forth in the Preamble.

“MCRC” has the meaning set forth in the Preamble.

“MCRC Parties” has the meaning set forth in the Preamble.

“MCRC Parties Representations” has the meaning set forth in Section 7.01.

“MCRLP” has the meaning set forth in the Preamble.

“MCTP” has the meaning set forth in the Preamble.

“Money Laundering Laws” has the meaning set forth in Section 3.24(a).

“Non-Controlled Subsidiary” or “Non-Controlled Subsidiaries” means Riverpark at Harrison I Urban Renewal, L.L.C., Millrose Developers, L.L.C., and Belle Associates, L.L.C.

“OFAC” has the meaning set forth in Section 3.25(a).

“Ordinary Course of Business” means the ordinary course of business of the MC Partnership Parties, taken as a whole, or the Partnership, as applicable, consistent with the past practices of the MC Partnership Parties or the Partnership, as applicable, or the ordinary course of the normal, day-to-day operations of the respective Subsidiaries of the MC Partnership Parties or the Real Properties.

“Organizational Documents” means all certificates of incorporation, by-laws, certificates of formation, operating agreements, limited partnership agreements, limited liability company agreements, partnership agreements, shareholders agreements, joint venture agreements, voting agreements, voting trusts, proxies or other organizational documents, including all amendments thereto, of the MC Partnership Parties, their respective Subsidiaries or any other entity in which the MC Partnership Parties have a direct or indirect interest and which is in the ownership chain with respect to any Real Property or operations of the MC Partnership Parties or their respective Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Partnership” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means:  (a) liens for Taxes that are not yet due and payable; (b) rights of setoff or bankers’ liens upon or security interests in deposits of cash in favor of banks or other depository institutions; (c) liens arising from precautionary UCC financing statements regarding operating leases of personal property or fixtures or consignments of personal property or fixtures; (d) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (e) liens incurred in connection with the shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the shipper of such goods or assets; (f) any interest or title of a licensor, sublicensor, lessor or sublessor (as landlord or licensor only) under any license or lease agreement to the extent limited to the item licensed or leased; (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money or construction; (h) recorded easements, covenants, conditions, restrictions, rights-of-way and similar encumbrances if of record or reflected in the title policies, title commitments or reports or surveys delivered or made available to or obtained by the RP Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; (i) restrictions contained in condominium declarations and related documents if of record or reflected in the title policies, title reports or surveys delivered or made available to or obtained by the RP Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; (j) encumbrances or title defects reflected in any of the title policies, title commitments or reports or surveys which have been delivered or made available to or obtained by the RP Investors prior to the date hereof; (k) restrictions, pledges or other Encumbrances contained in the Organizational Documents delivered or made available to the RP Investors; (l) rights of tenants, as tenants only, under all leases for space at the Real Property reflected in Schedule 3.10(a) of the Disclosure Letter and under any other leases for space at the Real Property entered into in accordance with this Agreement (and any subordination and recognition agreements with respect thereto); (m) UCC financing statements where a tenant is “debtor” if the same do not materially and adversely impair the use or value of any Real Property; (n) un-bonded mechanics’ liens less than $2,000,000 in the aggregate filed against the Real Property, in each case that do not impair the current use or occupancy of the Real Property subject thereto; (o) mortgages, pledges, security interests or liens securing Indebtedness of the Partnership or any Subsidiary if of record or reflected in the title policies, title commitments or reports or surveys delivered or made available to or obtained by the RP Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; or (p) other non-monetary liens or imperfections on property that do not materially adversely affect title to, materially detract from the value of, or impair in any material respect the existing use of, the Real Property affected by such lien or imperfection.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Units” has the meaning set forth in the Recitals.

“Preferred Unit Price” means the fixed purchase price of $1,000 for each Preferred Unit issued to the RP Investors or MCRC, as applicable, pursuant to this Agreement, which fixed purchase price shall also be applied to any units purchased in connection with the RP Subscription Right and any Class A Preferred Partnership Units acquired pursuant to the MC Participation Right.

“Proceeding” has the meaning set forth in Section 3.11(a).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.14(b).

“Real Property” and “Real Properties” have the meanings set forth in the Recitals to this Agreement and includes all land, buildings, improvements and fixtures now or subsequently erected thereon and all appurtenances related thereto.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Recourse Agreement” means that certain Amended and Restated Recourse Agreement to be dated as of the Closing Date by and between MCRC, MCRLP, MCPT, RRT and the RP Investors, to replace that certain Recourse Agreement dated as of March 10, 2017.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement to be dated as of the Closing Date, by and among the MCRC Parties, the MC Partnership Parties and the Holders specified therein, to replace that certain Registration Rights Agreement dated as of March 10, 2017.

“REIT” has the meaning set forth in the Recitals.

“Related Parties” means, with respect to any Person (i) any Affiliate of such specified Person; (ii) any subsidiary of such specified Person, (iii) any Person that holds a Material Interest in such specified Person; (iv) each Person that serves as an officer, director, partner, executor or trustee of such specified Person (or in a similar capacity); and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), provided, that a Related Party shall not include any portfolio company of any Person.  For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, however, for the avoidance of doubt, neither of the RP Investors nor any of their Related Parties shall be considered a Related Party of any MCRC Party or any MC Partnership Party for any purpose hereunder, and, provided, further that no portfolio company of an RP Investor shall be deemed a Related Party of any RP Investor.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reserved Units” has the meaning set forth in Section 3.02(a).

“RP Investor Parties” has the meaning set forth in Section 9.02.

“RP Investors” has the meaning set forth in the Recitals.

“RP Subscription Right” has the meaning set forth in the Third Amended and Restated LP Agreement.

“RRT” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.15(b).

“Securities Act” has the meaning set forth in Section 4.03.

“Securities Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement, to be dated as of the Closing Date, between MCRLP and the Partnership, to replace that certain Shared Services Agreement dated as of March 10, 2017 in the form attached hereto as Exhibit C.

“Shareholders Agreement” has the meaning set forth in the Recitals.

“Special Representations” has the meaning set forth in Section 7.01.

“Subsidiary” or “Subsidiaries” means, with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such first entity, either directly or indirectly, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity of which such first entity is the record or beneficial owner, directly or indirectly, a majority of the voting interests or the general partner or managing member and (iii) with respect to the Partnership, each other Person (other than an individual) in which the Partnership owns a direct or indirect interest, including any Non-Controlled Subsidiary and any Limited Control Subsidiary.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, (b) any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of assumption, transferee liability, or otherwise through operation of Law, and (d) any liability for the payment of amounts described in the foregoing clause (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person or any other contract.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant” means, each of the tenants leasing or occupying space in all or any portion of any or all of the Real Properties pursuant to the Real Property Leases.

“Termination Date” has the meaning set forth in Section 8.01(d)(iii).

“Third Amended and Restated LP Agreement” has the meaning set forth in the Recitals.

“Third-Party Claim” has the meaning set forth in Section 7.06(a).

“U.S. GAAP” has the meaning set forth in Section 3.05.

“Unaudited 2019 Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Unaudited 2019 Interim Financial Statements” has the meaning set forth in Section 3.05.

“Unaudited 2019 Interim Income Statement” has the meaning set forth in Section 3.05.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wire Instructions” has the meaning set forth in Section 2.02.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Additional Investment.  The Rockpoint Class A Preferred Holder agrees to invest an additional $100,000,000 in the Partnership through the purchase of the Additional Purchased Units at the Closing, subject to the terms and conditions set forth herein.

Section 2.02    Purchase and Sale at the Closing.

(a)           Subject to the terms and conditions set forth herein (including satisfaction or waiver of the terms and conditions to Closing set forth in Article VI), at the Closing, the Partnership shall sell to the Rockpoint Class A Preferred Holder, and the Rockpoint Class A Preferred Holder shall purchase from the Partnership, the Additional Purchased Units for an amount in cash equal to $100,000,000 (the “Purchase Price”).  On the Closing Date, the Rockpoint Class A Preferred Holder shall deliver the Purchase Price to the Partnership in accordance with the wire instructions set forth on Exhibit D attached hereto (the “Wire Instructions”), or as otherwise may be specified by the Partnership in writing to the Rockpoint Class A Preferred Holder prior to the Closing.

(b)           Subject to the terms and conditions of this Agreement, the purchase and sale of the Additional Purchased Units contemplated hereby shall take place at a closing (the “Closing”) to be held at 10 a.m., New York City time, on a date that is the first Business Day after the satisfaction or written waiver of the last of the conditions to Closing set forth in Article VI (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event shall such Closing be less than eleven (11) Business Days following execution and delivery of this Agreement (provided that the Parties may mutually agree that the Closing shall occur sooner than the end of such 11-Business Day period), at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018 or at such other time or on such other date or at such other place as the Partnership and the Rockpoint Class A Preferred Holder may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)           At the Closing, the Rockpoint Class A Preferred Holder shall deliver or cause to be delivered to the Partnership:

(i)            the Purchase Price by wire transfer of immediately available funds to an account of the Partnership in accordance with the Wire Instructions.

(ii)           all other agreements, documents, instruments or certificates required to be delivered by the Rockpoint Class A Preferred Holder at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)           At the Closing, the General Partner, on behalf of the MC Partnership Parties and the MCRC Parties shall deliver or cause to be delivered to the Rockpoint Class A Preferred Holder:

(i)            Schedule 1 attached to the Third Amended and Restated LP Agreement, which shall reflect the Rockpoint Class A Preferred Holder as the holder of the Additional Purchased Units (in addition to reflecting the RP Investors as being the holders of all other

Preferred Units owned by the RP Investors as of the date hereof and RRT as being the holder of (1) the Class A Preferred Partnership Units owned by the RRT as of the date hereof, and (2) the Common Units, in each case as set forth in Section 3.02(a)); and

(ii)           all other agreements, documents, instruments or certificates required to be delivered by the Partnership at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04    [Intentionally Omitted].

Section 2.05    [Intentionally Omitted].

Section 2.06    Use of Proceeds.  The proceeds from the issuance of Class A Preferred Partnership Units at the Closing shall be used by the Partnership and/or its Subsidiaries for any valid business purpose as determined in good faith by the General Partner and as so advised to the RP Investors, including, but not limited to (a) facilitate the development, acquisition and/or repositioning of residential real estate investment opportunities, as determined in good faith by the General Partner and in accordance with the terms of the Third Amended and Restated LP Agreement (including, without limitation, any consent rights of holders of Preferred Units thereunder); (b) to pay distributions of the Base Return (as defined in the Third Amended and Restated LP Agreement) to the RP Investors with respect to the Class A Preferred Partnership Units owned by them; or (c) to make payments under the Shared Services Agreement or Credit Enhancement Agreement.

Section 2.07    MCRC Parties’ Participation Right.  At any time and from time to time subsequent to the Closing Date and prior to September 1, 2022, subject in each case to prior compliance with the RP Subscription Right pursuant to Section 5(b)(ii) of the Third Amended and Restated LP Agreement (and only to the extent the Rockpoint Class A Preferred Holder has declined a portion of the RP Subscription Right or is no longer entitled to any remaining RP Subscription Right as of such date), the MCRC Parties or their Affiliates will have the option to invest up to an aggregate additional $153,884,027 (in cash or property) (subject, in the case of property, to the consent of the RP Investors , in their sole and absolute discretion, to the valuation of such property) in the Partnership by acquiring Class A Preferred Partnership Units with the attendant rights and obligations set forth in the Third Amended and Restated LP Agreement (the “MC Participation Right”), so long as at the time of such funding the General Partner determines in good faith and advises the RP Investors that the proceeds from such issuance or issuances shall be used by the Partnership for any valid business purpose, including, but not limited to (a) facilitate the development, acquisition and/or repositioning of residential real estate investment opportunities, as determined in good faith by the General Partner and in accordance with the terms of the Third Amended and Restated LP Agreement (including, without limitation, any consent rights of holders of Preferred Units thereunder); (b) to pay distributions of the Base Return (as defined in the Third Amended and Restated LP Agreement) to the RP Investors with respect to the Class A Preferred Partnership Units owned by them; or (c) to make payments under the Shared Services Agreement or Credit Enhancement Agreement; provided, however, that it is understood and agreed that it is not a valid business purpose to (i) use such proceeds for the primary purpose of replacing lower cost debt or equity of the Partnership or its Subsidiaries, (ii) not promptly deploy such proceeds for a commercial purpose, other than retaining as cash on the Partnership’s balance sheet, or (iii) use such proceeds for the primary purpose of diluting the Preferred Units held or beneficially owned by the RP Investors.  The MC Participation Right provided for by this Section 2.07 shall be deemed to supersede and replace in its entirety the participation right provided for by Section 2.08 of that certain Preferred Equity Investment Agreement dated as of February 27, 2017 (the “2017 Investment Agreement”) among certain of the parties to this Agreement, which prior participation the parties hereto agree shall be of no further force and effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MC PARTNERSHIP PARTIES AND THE MCRC PARTIES

Representations and Warranties of the MC Partnership Parties:

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter (any item disclosed in any Schedule of the Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other Schedule of the Disclosure Letter and Section in this Agreement to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter and Section in this Agreement is reasonably apparent from the text of such disclosure), each of the MC Partnership Parties jointly and severally represent and warrant to the RP Investors as of the date hereof (but in each case after giving effect to the RRT Add-On Capital Contribution (as defined in the Third Amended and Restated LP Agreement) as if such contribution had already occurred, except as otherwise provided in Section 3.02(a), (b) and (c)) as follows:

Section 3.01    Organization and Authority of the MC Partnership Parties.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The General Partner is duly formed and validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland.  Each MC Partnership Party has all necessary limited partnership or trust power and authority to (a) enter into this Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements, to perform and carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case as is applicable, and (b) in the case of RRT and the Partnership, also to own, operate or lease their respective properties and assets now owned, operated or leased by them, and to carry on their respective businesses as they are currently conducted.  Each of RRT and the Partnership is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The execution and delivery by each of the MC Partnership Parties of this Agreement and the Ancillary Agreements, the performance by the MC Partnership Parties of their obligations hereunder and thereunder and the consummation by the MC Partnership Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership or trust action on the part of each such MC Partnership Party, in each case as is applicable.  This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the MC Partnership Parties, in each case as is applicable, and (assuming due authorization, execution and delivery by the RP Investors and the MCRC Parties) this

Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of each of the MC Partnership Parties, enforceable against the MC Partnership Parties in accordance with their respective terms, in each case as is applicable, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  None of the Material Organizational Documents of RRT or the Partnership have been amended since March 10, 2017.

Section 3.02    Capitalization.

(a)           Immediately prior to the Closing, the authorized common equity interests in the Partnership are owned 100% by the General Partner.  In addition, immediately prior to the Closing, the Partnership has issued 346,116 Preferred Units of which (i) 46,116 Class A Preferred Partnership Units have been issued to the General Partner, (ii) 297,000 Class A Preferred Partnership Units have been issued to Rockpoint Class A Preferred Holder, and (iii) 3,000 Class B Preferred Partnership Units have been issued to Rockpoint Class B Preferred Holder.  Upon consummation of the Closing (and giving effect to the RRT Add-On Capital Contribution as if such contribution had already occurred), the issued and outstanding common equity of the Partnership will consist of 1,391,985 Common Units.  In addition, upon consummation of the Closing, the Partnership shall have 446,116 Preferred Units issued and outstanding.  All of the Common Units and Preferred Units outstanding as of the date of this Agreement have been, and all of the Preferred Units and Common Units issued and outstanding as of the Closing will be, duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, other than those Encumbrances set forth in Schedule 3.02(a) of the Disclosure Letter.  The Partnership will reserve all necessary Preferred Units and Common Units for issuance and delivery upon consummation of this Agreement, including any and all future conversions (the “Reserved Units”).

(b)           Immediately prior to and as of the Execution Date (without giving effect to the RRT Add-On Capital Contribution), the authorized common equity of the General Partner will consist of 25,000,000 common shares of beneficial interest, par value $0.01 per share, which 10,729 common shares will be issued and outstanding, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 125 are designated as 12.5% Series A Cumulative Non-Voting Preferred Shares (the “Series A Preferred Shares”), of which no preferred shares will be issued and outstanding.  All of the common shares and Series A Preferred Shares of the General Partner outstanding as of the date of this Agreement have been duly authorized, validly issued, fully paid and non-assessable.  As of the Execution Date (without giving effect to the RRT Add-On Capital Contribution), the General Partner is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name:  (i) MCRLP:  89.90%; (ii) MCPT:  9.83%; and MCTP:  0.27%.

(c)           At the Closing (and giving effect to the RRT Add-On Capital Contribution as if such contribution had already occurred), the authorized common equity of the General Partner will consist of 25,000,000 common shares of beneficial interest, par value $0.01 per share, which 12,247 common shares will be issued and outstanding, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 125 are designated as Series A Preferred Shares of which no preferred shares will be issued and outstanding.  All of the common shares and Series A

Preferred Shares of the General Partner outstanding as of the Closing Date will be duly authorized, validly issued, fully paid and non-assessable.  As of the Closing Date (and giving effect to the RRT Add-On Capital Contribution as if such contribution had already occurred), the General Partner will be owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name:  (i) MCRLP:  91.15%; (ii) MCPT:  8.61%; and MCTP:  0.24%.

(d)           Except as set forth in the Material Organizational Documents or on Schedule 3.02(d) of the Disclosure Letter, there are no outstanding or authorized equity interests or options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries, or obligating the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries, to issue or sell any equity interests of, or any other interest in, the Partnership or any of its Subsidiaries.  Except as set forth in the Material Organizational Documents or on Schedule 3.02(d) of the Disclosure Letter, neither the Partnership nor any of its Controlled Subsidiaries or Limited Control Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries, has any outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights.  Except as set forth in the Material Organizational Documents, the Shareholders Agreement or on Schedule 3.02(d) of the Disclosure Letter, there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Additional Purchased Units or any other equity securities of the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries.  Schedule 3.02(d) sets forth the preferred capital account and debt balances as of March 31, 2019 of each Controlled Subsidiary, and to the Knowledge of the MC Partnership Parties, each Non-Controlled Subsidiary and Limited Control Subsidiary.

(e)           Upon consummation of the transactions contemplated by this Agreement, the Rockpoint Class A Preferred Holder will acquire full title to the Additional Purchased Units, free and clear of all Encumbrances, other than those Encumbrances arising from acts of the RP Investors.

Section 3.03    Subsidiaries.

(a)           Schedule 3.03(a) of the Disclosure Letter lists (i) each Controlled Subsidiary of the MC Partnership Parties, and (ii) its jurisdiction of incorporation or formation (as applicable).  Other than as set forth in Schedule 3.03(a) of the Disclosure Letter, all of the equity interests in such Controlled Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the MC Partnership Party or the applicable Controlled Subsidiary set forth in Schedule 3.03(a) of the Disclosure Letter.  Each such Controlled Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Real Property is owned or leased by such Controlled Subsidiary or the operation of such Controlled Subsidiary’s business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Schedule 3.03(b) of the Disclosure Letter lists (i) each Non-Controlled Subsidiary and Limited Control Subsidiary of the MC Partnership Parties, and (ii) its jurisdiction of incorporation or formation (as applicable).  To the Knowledge of the MC Partnership Parties, other than as set forth in Schedule 3.03(b) of the Disclosure Letter, all of the equity interests owned by the MC Partnership Parties or applicable Subsidiaries thereof in such Non-Controlled Subsidiaries and Limited Control Subsidiaries are owned of record and beneficially by an MC Partnership Party or the applicable Subsidiary and, to the Knowledge of the MC Partnership Parties, have been duly authorized, are validly issued, fully paid and non-assessable.  To the Knowledge of the MC Partnership Parties, each such Non-Controlled Subsidiary and Limited Control Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Real Property is owned or leased by such Non-Controlled Subsidiary or Limited Control Subsidiary or the operation of such Non-Controlled Subsidiary’s or Limited Control Subsidiary’s business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  Other than as set forth in Schedules 3.03(a) and 3.03(b) of the Disclosure Letter, none of the MC Partnership Parties own, or have any interest (beneficial or otherwise) in any ownership interests in any Person other than their Controlled Subsidiaries, the Non-Controlled Subsidiaries and the Limited Control Subsidiaries.

(c)           Schedule 3.03(c) of the Disclosure Letter contains a true and correct organizational structure chart of the Partnership, showing the Partnership’s direct and indirect ownership in its Subsidiaries, including, for the avoidance of doubt, the direct and indirect ownership percentages of the Partnership with respect thereto.

(d)           The MC Partnership Parties have provided or made available to the RP Investors all Material Organizational Documents of the MC Partnership Parties and their respective Subsidiaries.

Section 3.04    No Conflicts; Consents.  The execution, delivery and performance by the MC Partnership Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of any of the MC Partnership Parties or any of their respective Subsidiaries; (b) result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to the MC Partnership Parties, or any of their respective Subsidiaries; or (c) except as set forth in Schedule 3.04 of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, result in the creation or imposition of any lien, charge or encumbrance pursuant to, constitute a default under or result in the acceleration of any Material Contract or any other contract, agreement or instrument material to any of the MC Partnership Parties.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or third party is required by or with respect to the MC Partnership Parties or any of their respective Subsidiaries, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (a) such filings as are set forth in Schedule 3.04 of the Disclosure Letter, all of which have been obtained prior to the date hereof and remain in full force and effect and (b) such consents, approvals, Permits,

Governmental Orders, declarations, filings or notices which, individually or in the aggregate, the failure of which to obtain or make would not have a Material Adverse Effect.

Section 3.05    Financial Statements.  Copies of the Partnership’s financial statements, consisting of (i) the audited balance sheet of the Partnership as of December 31, 2018 (the “2018 Balance Sheet”) and the audited statements of operations, and changes in owners’ equity for the year ended December 31, 2018 (the “2018 Income Statement”), and (ii) the unaudited balance sheet of the Partnership as of March 31, 2019 (the “Unaudited 2019 Interim Balance Sheet”) and the unaudited statements of operations, and changes in owners’ equity for the three months ended March 31, 2019 (the “Unaudited 2019 Interim Income Statement”, together with the Unaudited 2019 Interim Balance Sheet, the “Unaudited 2019 Interim Financial Statements”, and, the Unaudited 2019 Interim Financial Statements together with the 2018 Balance Sheet and the 2018 Income Statement, the “Financial Statements”) are included in Schedule 3.05 of the Disclosure Letter.  The Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved and certified by management of the Partnership, except as may be indicated in the notes thereto and except, in the case of the Unaudited 2019 Interim Financial Statements, for the absence of footnotes and subject to normal recurring year-end adjustments.  The 2018 Balance Sheet and the Unaudited 2019 Interim Balance Sheet fairly present in all material respects the financial condition of the Partnership as of the respective dates they were prepared and the 2018 Income Statement and the Unaudited 2019 Interim Income Statement fairly present in all material respects the results of the operations of the Partnership for the periods indicated therein.

Section 3.06    Undisclosed Liabilities.  None of the Partnership or the other MC Partnership Parties, their respective Controlled Subsidiaries or Limited Control Subsidiaries, or to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries, have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with U.S. GAAP applied on a consistent basis, except (i) those which are adequately reflected or reserved against in the Unaudited 2019 Interim Balance Sheet; (ii) those which have been incurred in the Ordinary Course of Business since March 31, 2019; (iii) those set forth on Schedule 3.06 of the Disclosure Letter; and (iv) those incurred related to this Agreement and the transactions contemplated hereby.  Except as set forth on Schedule 3.06 of the Disclosure Letter and as pursuant to the Credit Enhancement Agreement, there is no outstanding Indebtedness pursuant to which the Partnership or of its Subsidiaries is a borrower, obligor, debtor or other beneficiary, and either the General Partner or any MCRC Party or any of their respective Subsidiaries (other than the Partnership or any of its respective Subsidiaries) is a lender or obligee.

Section 3.07    Absence of Certain Changes, Events and Conditions.  Except as set forth on Schedule 3.07 of the Disclosure Letter, from March 31, 2019 until the date of this Agreement, each of the MC Partnership Parties and their respective Controlled Subsidiaries and Limited Control Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries, have operated in the Ordinary Course of Business in all material respects and there has not been, with respect to any of the MC Partnership Parties or any of their respective Controlled Subsidiaries or Limited Control Subsidiaries, or to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries, any:

(a)           event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)           material amendment of any of the Organizational Documents of any of the MC Partnership Parties or any of their respective Subsidiaries;

(c)           split, combination or reclassification of any of their respective equity interests;

(d)           issuance, sale or other disposition of any equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests;

(e)           declaration or payment of any distributions on or in respect of any equity interests or redemption, purchase or acquisition of equity interests to any Person other than to the Partnership, any Subsidiary of the Partnership or any partner or member of a Subsidiary of the Partnership.

(f)            incurrence, assumption or guarantee of any Indebtedness, other than in the Ordinary Course of Business, in an aggregate amount exceeding $1,000,000, all of which are as set forth in Schedule 3.07 of the Disclosure Letter;

(g)           sale or other disposition of any of the material assets shown or reflected on the Unaudited 2019 Interim Balance Sheet, including without limitation any Real Property, except for any assets sold or otherwise disposed of in the Ordinary Course of Business and having an aggregate value of less than $1,000,000;

(h)           adoption, termination, amendment or material modification of any Benefit Plan;

(i)            acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof;

(j)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k)           settlement or compromise of any pending or threatened Proceeding, in each case excess of $250,000 and not covered in full by insurance;

(l)            imposition of any Encumbrance, covenant, or other restriction on any asset tangible or intangible, except for Permitted Encumbrances or as would not, individually or in the aggregate, have a Material Adverse Effect;

(m)          adoption or approval of any agreement that is or is reasonably expected to be a Material Contract or amendment or modification to the terms of, or renewal, waiver, or termination of, any Material Contract, insofar as not permitted pursuant to the terms of the Existing LP Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect; or

(n)           any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08    Material Contracts.

(a)           Schedule 3.08(a) of the Disclosure Letter contains a true and complete list of each of the following contracts and agreements (such contracts and agreements, as amended, restated, replaced, supplemented, or otherwise modified as of the date hereof, and the Real Property Leases, collectively being “Material Contracts”):

(i)            all property management contracts, facility management contracts, property development contracts and construction management contracts of the MC Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, other than as set forth in the Material Organizational Documents, collectively listed on Schedule 3.08(a)(i) of the Disclosure Letter that are presently in construction where the expected aggregate acquisition and construction costs with respect to such Real Property exceeds $10,000,000 (the “Active Projects”);

(ii)           each agreement that relates to the pending sale, in each case for consideration in excess of $3,000,000, of any Controlled Subsidiary of a MC Partnership Party or any of the assets of any MC Partnership Party or any of their respective Controlled Subsidiaries, and, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, in each case where such transactions have not closed or, in the event such transactions have closed, where the MC Partnership Parties or any of their Subsidiaries continue to have ongoing material liabilities or guarantees in respect of such transaction;

(iii)          each agreement that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $2,000,000, and in each case where such transactions have not closed or, in the event such transactions have closed, where the MC Partnership Parties or any of their respective Controlled Subsidiaries and, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, continue to have ongoing material liabilities or guarantees in respect of such transaction;

(iv)          all joint venture, partnership or other contract (however named) involving a capital contribution or sharing of profits, losses, costs or liabilities by any MC Partnership Parties or any of their respective Controlled Subsidiaries, and, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, with any other Person, except as contained in the Material Organizational Documents;

(v)           the contracts and agreements relating to Indebtedness (including guarantees) of any MC Partnership Party or any of its respective Controlled Subsidiaries, and, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, in each case having an outstanding principal amount in excess of $2,000,000, except as contained in the Material Organizational Documents;

(vi)          other than such employment contracts that are terminable at the option of either party upon less than three (3) months prior notice and that include compensation provisions for non-executive employees that are standard within the industry in which the MC Partnership Parties operate, all contracts for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Partnership or any of its Controlled Subsidiaries, and, to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries and Limited Control Subsidiaries;

(vii)         all agreements for the payment of severance benefits, retention bonuses or so-called “sale bonuses” to any Employees of the MC Partnership Parties or their respective Controlled Subsidiaries, and, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries;

(viii)        all contracts between the MC Partnership Parties or their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, and any Related Parties (other than the Partnership or any of its Subsidiaries), involving a dollar amount over $1,000,000 or that is otherwise material to any MC Partnership Party;

(ix)          any contribution agreement or tax contribution agreement, other than as set forth in the Material Organizational Documents and which is in excess of $250,000 or $2,000,000 in the aggregate;

(x)           any hedging, futures, options or other derivative contract to the extent any such arrangement is unrelated to a property loan and such arrangement provides for or would otherwise require future payments or disbursements, or would impose any liability on the MC Partnership Parties;

(xi)          any agreement relating to settlement of any administrative or judicial proceedings since March 10, 2017 or otherwise currently still in effect, which if adversely determined, would result in a Material Adverse Effect; and

(xii)         any other agreement, contract, arrangement or understanding of any MC Partnership Party or any of their respective Subsidiaries entered into since March 10, 2017 and currently still in effect as of the date hereof that is otherwise material to the MC Partnership Parties and their respective Subsidiaries taken as a whole and that was not otherwise recorded against the Real Properties.

(b)           Schedule 3.08(b) of the Disclosure Letter identifies all guaranties made by a MC Partnership Party of Indebtedness that is owed any Subsidiary of a MC Partnership Party which is in excess of $2,000,000 which are in effect as of the date hereof.

(c)           Except as set forth in the Material Organization Documents, Schedule 3.08(c) of the Disclosure Letter identifies any contract entered since March 10, 2017 and currently still in effect as of the date hereof, providing for indemnification to or from any person with respect to liabilities in excess of $2,000,000 relating to any current or former business of a MC Partnership Party, their respective Subsidiaries or any predecessor Person.

(d)           Each Material Contract (i) was entered into in the Ordinary Course of Business and (ii) is valid and binding on the MC Partnership Party or Controlled Subsidiary, or to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiary or Limited Control Subsidiary party thereto, as the case may be, and, to the Knowledge of the MC Partnership Parties, the counterparties thereto, and is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, each Material Contract shall be in full force and effect immediately after the Closing, without penalty or other adverse consequence.  Neither any MC Partnership Party nor any of its respective Controlled Subsidiaries, or to the Knowledge of the MC Partnership Parties, its respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is in breach of, or default under, any Material Contract, except in each case for such breaches or defaults that would not have a Material Adverse Effect, individually or in the aggregate, and since March 10, 2017, no MC Partnership Party or Controlled Subsidiary, or to the Knowledge of the MC Partnership Parties, no Non-Controlled Subsidiary or Limited Control Subsidiary, as the case may be, has provided or received written notice of any intention to terminate, not renew, or challenge the validity or enforceability of any Material Contract. No event has occurred that, with notice or lapse of time, is or is reasonably expected to constitute a material breach or default, or permit the termination, modification, or acceleration under any Material Contract, except for such terminations, modifications, or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect.  There are no negotiations pending or in progress to revise any Material Contract in any material respect, other than change orders, changes in scope, or other changes in the Ordinary Course of Business with respect to construction agreements.

(e)           The MC Partnership Parties have provided or made available to the RP Investors true, accurate and complete copies of all Material Contracts (including the Real Property Leases).

(f)            Schedule 3.08(f) of the Disclosure Letter identifies any contracts, arrangements, agreements or understandings (whether oral or written) of any nature whatsoever between (i) the General Partner, on the one hand, and the Partnership or any of its Subsidiaries, on the other, and (ii) the Partnership or its Subsidiaries, on the one hand, and any MCRC Party or any of its Subsidiaries (other than the Partnership or its Subsidiaries), on the other, other than this Agreement, the Credit Enhancement Agreement, the Shared Services Agreement, and any other applicable Ancillary Agreement.

Section 3.09    Title to Assets.  The MC Partnership Parties and their respective Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, have good title to their respective assets free and clear of Encumbrances other than Permitted Encumbrances.

Section 3.10    Owned and Leased Real Property.

(a)           Schedule 3.10(a) of the Disclosure Letter correctly identifies the owner and, when applicable, city and state of all Real Property and interest in Real Property owned in fee by each MC Partnership Party or any of their respective Subsidiaries (the “Owned Real Property”) and contains, a true and complete list of (i) each commercial ground lease of any portion of any Owned Real Property for which the annual base rent is in excess of $250,000 and the term is in excess of five (5) years, and (ii) each other commercial lease of any portion of any Owned Real Property for which the annual base rent is in excess of $250,000 and the initial term is in excess of fifteen (15) years (collectively, the amended, restated, replaced, supplemented, or otherwise modified to date, the “Real Property Leases”).  The MC Partnership Parties have provided or made available to the RP Investors true, accurate and complete copies of all currently effective owner’s title insurance policies and surveys for each Owned Real Property in the possession of the Partnership.  Schedule 3.10(a) identifies Real Properties (x) that either the Partnership or one of its Controlled Subsidiaries manages the day-to-day operations of, (y) that a Limited Control Subsidiary manages the day-to-day operations of, and (z) all other Real Property.  With respect to each Owned Real Property:

(i)            the identified owner of each parcel of Owned Real Property has fee simple title to such Owned Real Property, free and clear of any Encumbrance, as set forth in the applicable currently effective owner’s title insurance policy delivered or made available to the RP Investors in accordance with Section 3.10(a), except for Permitted Encumbrances;

(ii)           any Encumbrance, covenant, or other restriction recorded against such Owned Real Property does not and is not reasonably expected to materially impair the ability to use or develop or construct upon any such Owned Real Property in the operation of the business of the owner thereof as presently conducted or development of or construction upon such Owned Real Property as currently contemplated for the business intended to be conducted thereon; and

(iii)          there are no parties (other than the MC Partnership Parties and the MCRC Parties) in possession of such Owned Real Property, other than (1) tenants under any leases disclosed in Schedule 3.10(a) of the Disclosure Letter who are in possession of space to which they are entitled, (2) tenants under leases for which the annual base rent is $250,000 or less, (3) tenants under ground leases for which the term is five (5) years or less, (4) tenants under other leases for which the initial term is fifteen (15) years or less, and (5) other Persons in possession of de minimis space.

(b)           Schedule 3.10(b) of the Disclosure Letter contains an accurate list of gross monthly rent for each of the Real Properties acquired after March 10, 2017 in which there are tenants as of March 31, 2019.

(c)           Except as contained in any of the Organizational Documents of the Subsidiaries, there are no outstanding options, rights of first offer or rights of first refusal to purchase or acquire any of the Real Properties or any portion thereof or interest therein.

(d)           There are no pending or, to the Knowledge of any MC Partnership Party, threatened condemnation proceedings with respect to all or any portion of the Real Property.

(e)           Schedule 3.10(e) of the Disclosure Letter sets forth a true, correct, and complete list of all leases, subleases, licenses, or other occupancy agreements pursuant to which any MC Partnership Party or any of their respective Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, leases, subleases, licenses, or otherwise occupies (whether as tenant or subtenant) any real property, including all amendments, restatements, replacements, supplements and other modifications thereto (collectively, the “Company Leases”).  The MC Partnership Parties have delivered or made available to the RP Investors true and complete copies of the Company Leases.  Each Company Lease is a valid and binding obligation of the tenant, subtenant, licensee, or occupant thereunder and, to the Knowledge of the MC Partnership Parties, the landlord, sublandlord, licensor, or other non-occupant party thereunder, and is in full force and effect; neither the MC Partnership Parties nor any of their Controlled Subsidiaries, nor, to the Knowledge of the MC Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received from the landlord, sublandlord, licensor, or other non-occupant party any written notice of a material default by the tenant, subtenant, licensee, or occupant under any Company Lease which remains uncured, and no such party is in material default under any Company Lease, and all rent thereunder has been paid current; neither any MC Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the MC Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has given any written notice of a material default by the applicable landlord, sublandlord, licensor, or other non-occupant party with respect to any Company Lease which remains uncured.  None of the MC Partnership Parties or any of their respective Controlled Subsidiaries, or, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries has assigned, transferred, mortgaged, deeded in trust, or encumbered any interest in any Company Lease, except for any Permitted Encumbrances or as set forth on Schedule 3.10(e) of the Disclosure Letter.

(f)            With regard to the Real Property Leases, except as set forth in Schedule 3.10(f) of the Disclosure Letter:  (i) the Real Property Leases are valid and binding obligations of the landlord thereunder and, to the Knowledge of the MC Partnership Parties, the Tenants thereunder, and are in full force and effect; (ii) neither the MC Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the MC Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any written notice of a material default by the applicable landlord under any Real Property Lease which remains uncured; (iii) neither any MC Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the MC Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has given any written notice of a material default by the applicable Tenant under any Real Property Lease which remains uncured; and (iv) except as expressly set forth in the Real Property Leases, no Tenant is entitled, now or in the future, to any concession, rebate, offset, allowance or free rent for any period nor to the Knowledge of the MC Partnership Parties has any such material claim been asserted in writing by any Tenant.

Section 3.11    Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 3.11(a) of the Disclosure Letter, there are no actions, suits, claims, inquiries, investigations, audits or other legal proceedings (each, a “Proceeding”) involving, pending or, to the Knowledge of any MC Partnership Party, threatened against, or by a MC Partnership Party any of their respective Controlled Subsidiaries, or to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or affecting any of their respective properties or assets (or by or against the MC Partnership Parties or their respective Subsidiaries or Affiliates), which if determined adversely to any MC Partnership Party or their respective Subsidiaries, either individually or in the aggregate, would result in a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.11(b) of the Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the MC Partnership Parties their respective Controlled Subsidiaries, or to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or any of their respective properties or assets which would, either individually or in the aggregate, result in a Material Adverse Effect.

Section 3.12    Compliance With Laws; Permits.

(a)           Except as set forth in Schedule 3.12(a) of the Disclosure Letter, each of the MC Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, are and have in the past been in compliance with all Laws applicable to it or their respective business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)           All Permits required for the MC Partnership Parties or their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, to conduct their respective businesses or, with respect to any Active Project, to develop or construct upon the Real Property relating thereto as currently contemplated for the business intended to be conducted thereon, have been obtained by it and are valid and in full force and effect, except where the failure to be in compliance would not have a Material Adverse Effect.

(c)           None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.13), employee benefits matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.15), tax matters (which are governed by Section 3.16), or cybersecurity matters (which are governed by Section 3.26).

Section 3.13    Environmental Matters.

(a)           Except as set forth in Schedule 3.13(a) of the Disclosure Letter, or as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)            the MC Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, are, and at all times since March 10, 2017 have been, in compliance with all Environmental Laws and have not received any written Environmental Notice or any Environmental Claim that any of the MC Partnership Parties or their respective Subsidiaries are not in compliance with applicable Environmental Laws, which is unresolved;

(ii)           neither the MC Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any written Environmental Notices claiming any Subsidiary or any Real Property is not in compliance with applicable Environmental Laws, which is unresolved;

(iii)          the MC Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, have obtained and are as of the date hereof, and at all times since March 10, 2017 have been, in compliance with all Environmental Permits required to conduct the business of the MC Partnership Parties and their respective Subsidiaries in the Ordinary Course of Business and such Environmental Permits are valid and in full force and effect;

(iv)          there are no Environmental Claims or Proceedings pursuant to any Environmental Law pending against any of the MC Partnership Parties or any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or, to the Knowledge of the MC Partnership Parties, threatened, against any of the MC Partnership Parties or any of their respective Subsidiaries; and

(v)           none of the MC Partnership Parties nor any of their Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has assumed or retained, by contract, any obligation of any third party under any Environmental Law or concerning any Hazardous Material that would reasonably be expected to result in material liability or any other material obligation to the MC Partnership Parties or any of their respective Subsidiaries under any applicable Environmental Law.

(b)           Except as set forth in Schedule 3.13(b) of the Disclosure Letter, or as would not, individually or in the aggregate, have a Material Adverse Effect, and subject to the next sentence of this Section 3.13(b), to the Knowledge of the MC Partnership Parties:  no Hazardous Materials are or have been present in contravention of Environmental Laws, and there is and has been no Release of any Hazardous Materials nor any remediation or corrective action of any kind relating thereto in, on, at, under, to or from (i) the Real Properties since March 10, 2017 or (ii) any properties formerly owned, operated or leased by the MC Partnership Parties or their respective Subsidiaries since March 10, 2017 in connection with the business of the MC Partnership Parties or any of their respective Subsidiaries.  Notwithstanding the preceding provisions of this Section 3.13(b), (i) certain of the operating Real Properties as specifically identified on Schedule 3.10(a) of the Disclosure Letter are known to be developed where Hazardous Materials may be present; (ii) certain of the operating Real Properties as specifically identified on Schedule 3.10(a) of the Disclosure Letter are known to be developed on what is commonly referred to in the real estate development industry as “historic fill”, which consists of unclassified materials that may, in fact, contain substances that may exceed environmental contaminant levels as defined by Environmental Laws; and (iii) the Real Properties that have not yet been developed and fully investigated for the presence of Hazardous Materials may contain Hazardous Materials that will require remediation under applicable Laws, whether resulting from “historic fill”, a previous owner’s operations or otherwise, and these Real Properties are specifically identified on Schedule 3.10(a) as properties subject to this disclosure.  Except as set forth above and in the accompanying Schedules, or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the MC Partnership Parties there are no Hazardous Materials in, on, at, under, to or from the Real Properties that require remediation pursuant to Environmental Law.

(c)           To the Knowledge of the MC Partnership Parties, none of the Real Property nor any real property formerly owned, operated or leased since March 10, 2017 by the MC Partnership

Parties or any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, is listed on, or, to the Knowledge of the MC Partnership Parties, has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response Compensation and Liability Information System under CERCLA, or any similar state list.

(d)           The MC Partnership Parties have previously made available to the RP Investors any and all material Environmental Permits, environmental reports, studies, audits, records, sampling data, site assessments and other similar material documents with respect to the Real Properties or pertaining to compliance with Environmental Law with respect to such Real Property in the possession of the MC Partnership Parties or any of their respective Controlled Subsidiaries.

(e)           Except as contained in Sections 3.04, 3.11(b), and 3.17 the representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties of the MC Partnership Parties regarding environmental matters.

Section 3.14    Employee Benefit Matters.

(a)           Schedule 3.14(a) of the Disclosure Letter contains a list of each material “employee benefit plan” as defined by Section 3(3) of ERISA, or any material benefit, retirement, employment, consulting, compensation, incentive, bonus, option, restricted equity, equity appreciation right, phantom equity, change in control, severance, welfare and fringe-benefit agreement, or other material plan, policy and program, in effect and covering one or more Employees, former employees of a MC Partnership Party or its respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, its respective Non-Controlled Subsidiaries, or current or former directors of the Partnership or its Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, and is maintained, sponsored, or contributed to by the Partnership or its Subsidiaries, or under which the Partnership or its Subsidiaries have any material liability for premiums or benefits (as listed on Schedule 3.14(a) of the Disclosure Letter, each, a “Benefit Plan”).

(b)           Except as set forth in Schedule 3.14(b) of the Disclosure Letter, or as would not have a Material Adverse Effect, to the Knowledge of the MC Partnership Parties, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the MC Partnership Parties, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.  Except as set forth in Schedule 3.14(b) of the Disclosure Letter, or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws.

(c)           Except as set forth in Schedule 3.14(c) of the Disclosure Letter, no Benefit Plan:  (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).

(d)           Except as set forth in Schedule 3.14(d) of the Disclosure Letter and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)           Except as set forth in Schedule 3.14(e) of the Disclosure Letter, or as would not have a Material Adverse Effect:  there is no pending or, to the Knowledge of the MC Partnership Parties, threatened action relating to a Benefit Plan (other than routine claims for benefits).

(f)            Except as set forth in Schedule 3.14(f) of the Disclosure Letter, or as would not have a Material Adverse Effect, no Benefit Plan exists that could:  (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits to any Employee, director or consultant, in each case, as a result of the execution of this Agreement.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)           The representations and warranties set forth in this Section 3.14 are the sole and exclusive representations and warranties of the MC Partnership Parties regarding employee benefit matters.

Section 3.15    Employment Matters.

(a)           Except as set forth in Schedule 3.15(a) of the Disclosure Letter, none of the MC Partnership Parties nor any of their Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries, are a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.  Except as set forth in Schedule 3.15(a) of the Disclosure Letter, since March 10, 2017, there has not been, nor, to the Knowledge of the MC Partnership Parties, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Partnership or its Subsidiaries.

(b)           Except as set forth on Schedule 3.15(b) of the Disclosure Letter, all Persons employed by the Partnership or its Subsidiaries are employees at will and there are no contracts between the Partnership or any of its Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, any of its Non-Controlled Subsidiaries or Limited Control Subsidiaries, and any Employee of the Partnership or its Subsidiaries, including employment agreements, loans or promissory notes, change in control agreements, stay agreements and separation pay agreements (“Employment Agreements”).  The Employment Agreement for Marshall B. Tycher is made publicly available through MCRC’s filings with the Securities and Exchange Commission (“SEC”).  The Partnership (through the General Partner) is also a party to the following Employment Agreements:  (i) Executive Employment Agreement for Ivan Baron, dated April 20, 2016; (ii) Executive Employment Agreement for Gabriel Shiff, dated April 20, 2016; and (iii)

Executive Employment Agreement for Robert Cappy, dated April 20, 2016; and (iv) Employment Agreement for Marshall B. Tycher, dated April 26, 2017.

(c)           Except as set forth on Schedule 3.15(c) of the Disclosure Letter or as provided in this Section 3.15(c), there are no long term incentive arrangements, stock options, bonus agreements or stock purchase plans (“Equity Grants”) of any kind in favor of any Employees of the Partnership or its Subsidiaries.  All future Equity Grants in the Partnership or its Subsidiaries require the approval of the Executive Compensation and Option Committee of MCRC.  The Partnership (through the General Partner) is also a party to the following Equity Grants: (i) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated March 8, 2016; (ii) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated March 8, 2016; (iii)  Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated March 8, 2016; (iv) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated March 8, 2016; (v) Mack-Cali Realty Corporation 2017 Time-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated April 4, 2017; (vi) Mack-Cali Realty Corporation 2017 Performance-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated April 4, 2017; (vii) Mack-Cali Realty Corporation 2017 Time-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated April 4, 2017; (viii) Mack-Cali Realty Corporation 2017 Performance-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated April 4, 2017; (ix) Mack-Cali Realty Corporation 2017 Time-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated April 4, 2017; (x) Mack-Cali Realty Corporation 2017 Performance-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated April 4, 2017; (xi) Mack-Cali Realty Corporation 2017 Time-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated April 4, 2017; (xii) Mack-Cali Realty Corporation 2017 Performance-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated April 4, 2017; (xiii) Mack-Cali Realty Corporation 2018 Time-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated April 20, 2018; (xiv) Mack-Cali Realty Corporation 2018 Performance-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated April 20, 2018; (xv) Mack-Cali Realty Corporation 2018 Time-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated April 20, 2018; (xvi) Mack-Cali Realty Corporation 2018 Performance-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated April 20, 2018; (xvii) Mack-Cali Realty Corporation 2018 Time-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated April 20, 2018; (xviii) Mack-Cali Realty Corporation 2018 Performance-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated April 20, 2018; (xix) Mack-Cali Realty Corporation 2018 Time-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated April 20, 2018; (xx) Mack-Cali Realty Corporation 2019 Time-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated March 22, 2019; (xxi) Mack-Cali Realty Corporation 2019 Performance-Based Long-Term Incentive Plan Award Agreement for Marshall B. Tycher, dated March 22, 2019; (xxii) Mack-Cali Realty Corporation 2019 Time-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated March 22, 2019; (xxiii) Mack-Cali Realty Corporation 2019 Time-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated March 22, 2019; (xxiv)  Mack-Cali Realty Corporation 2019 Time-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated March 22, 2019.

(d)           Except as set forth in Schedule 3.15(d) of the Disclosure Letter or as would not have a Material Adverse Effect:  (i) the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices (including the WARN Act) to the extent they relate to Employees of the Partnership; and (ii) there are no actions, suits, claims, investigations or other legal proceedings against the Partnership pending, or to the Knowledge of the MC Partnership Parties, overtly threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)           A true, complete and correct copy of the form of non-competition, non-solicitation, confidentiality or similar agreement currently in force with the current Employees of the Partnership and any material variances therefrom has been made available to RP Investors.

(f)            The representations and warranties set forth in this Section 3.15 are the MC Partnership Parties’ sole and exclusive representations and warranties regarding employment matters.

Section 3.16    Taxes.

(a)           Except as set forth in Schedule 3.16 of the Disclosure Letter:

(i)            Each of the MC Partnership Parties and their respective Controlled Subsidiaries, and to MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, have filed (taking into account any valid extensions) all material Tax Returns required to be filed.  Such Tax Returns are true, complete and correct in all material respects.  No MC Partnership Party nor any of their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All material Taxes due and owing by the MC Partnership Parties and their respective Subsidiaries (whether or not shown on a Tax Return) have been paid or, to the extent not delinquent, are included in the liability for current Taxes reflected on the Unaudited 2019 Interim Balance Sheet or have accrued since March 31, 2019 in the Ordinary Course of Business in amounts consistent with amounts paid an incurred in the most recent comparable prior period.

(ii)           No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any MC Partnership Party or their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries.

(iii)          There are no material ongoing, pending or threatened actions, suits, claims, investigations or other legal proceedings by any taxing authority against a MC Partnership Party, their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries.  No material deficiencies for any Taxes have been proposed, asserted or assessed against a MC Partnership Party or any of its Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries that have not been fully paid.  There are no Tax liens on any assets a MC Partnership Party, any of its Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, other than liens for Taxes not yet due and payable.

(iv)          No MC Partnership Party nor any of their respective Controlled Subsidiaries, nor, to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is a party to any Tax-sharing agreement.

(v)           All material Taxes which a MC Partnership Party or any of its respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, its respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi)          No MC Partnership Party nor any Subsidiary has engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any analogous provision of state, foreign or local Tax Law).

(b)           The MC Partnership Parties and each of the MC Partnership Parties’ respective Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, respective Non-Controlled Subsidiaries or Limited Control Subsidiaries has at all times during its existence been properly treated for federal income tax purposes either as a partnership or as an entity disregarded from its owner, and none of them is or has been either an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, except with respect to any of the MC Partnership Parties’ Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, that has had in effect an election to be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to the RP Investors at all times from and after the later of March 10, 2017 or the date the Partnership acquired a direct or indirect interest in such Controlled Subsidiary, or to the MC Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries.

Section 3.17          Insurance.  The Partnership maintains or causes its Controlled Subsidiaries to maintain and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries maintain, insurance with reputable insurers, licensed to do business in the state in which their respective Real Properties are located, in such amounts and with such coverages as the Partnership has reasonably determined to be prudent in accordance with industry standards.  The Partnership or its Affiliates have maintained insurance on the Real Properties with reputable insurers, licensed to do business in the state in which their respective Real Properties are located, for the shorter of (i) the period in which the Partnership or its Affiliates have owned and controlled such Real Properties or (ii) the period since March 10, 2017, in such amounts and with such coverages as the Partnership has or its Affiliates have reasonably determined to be prudent in accordance with industry standards.  Schedule 3.17 of the Disclosure Letter sets forth a list, as of the date hereof, of all material insurance policies currently maintained by the Partnership and each of its Controlled Subsidiaries, or with respect to which the Partnership or any of its Controlled Subsidiaries is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).  Such Insurance Policies currently maintained are in full force and effect on the date of this Agreement and all premiums due on all Insurance Policies have been paid.  Except as set forth on Schedule 3.17 of the Disclosure Letter, there are no material outstanding unpaid claims under any such Insurance Policies, and neither the Partnership nor any of its Controlled Subsidiaries or, to the Knowledge of the MC Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any refusal of coverage under the Insurance Policies.  Neither the Partnership nor any of its Controlled Subsidiaries or, to the Knowledge of the MC Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received from any insurance company which issues insurance on the Real Properties or any board of fire underwriters, any written notice of any material defect or inadequacy in connection with the Real Properties that has not been cured or will not be cured prior to the Closing Date.

Section 3.18          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a MC Partnership Party.

Section 3.19          REIT Requirements.  At all times since March 10, 2017 and from and after the Closing Date, the Partnership and its Subsidiaries have been and shall be operated in a manner so that:  (a) the Partnership satisfies the gross income tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT; (b) the Partnership satisfies the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT; and (c) the Partnership does not incur liability for federal, state and local income and excise Taxes, including Taxes under Sections 857(b), 860(c) or 4981 of the Code, as if the Partnership were a REIT.  Neither the Partnership, nor its Subsidiaries, holds any asset the disposition of which would cause the Partnership to pay Tax under the rules similar to Section 1374 of the Code under Treasury Regulations Section 1.337(d)-7 or any similar or successor provision, as if the Partnership were a REIT.  No Indebtedness of the Partnership or any of its Subsidiaries is an “applicable high-yield discount obligation” (as such term is defined in Section 163(i) of the Code and determined as if the obligor under such Indebtedness were a corporation for federal income tax purposes).  Neither the Partnership nor any Subsidiary holds any asset the disposition of which would be treated as a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code, as if the Partnership were a REIT.  No MC Partnership Party nor any of their respective Subsidiaries has taken or is currently planning to take any action that could result in a MC Partnership Party or any of their respective Subsidiaries being required to make any payment under any tax protection agreement or similar agreement.  The foregoing representations are made without regard to the possible application of any “savings” or “cure” provisions of the Code (including Sections 856(c)(6), 856(c)(7) and 856(g)(5) of the Code).

Section 3.20          Private Placement.  Assuming the accuracy of the representations and warranties of the RP Investors set forth in Article IV, the offer, sale, and issuance of the Preferred Units as contemplated hereby will be exempt from the registration requirements of the Securities Act the registration or qualification requirements of any applicable state securities Laws.  No MC Partnership Party or any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor any Person acting on behalf of any such entity will take any action that would cause the loss of any such exemption.  To the extent they are legally capable and authorized to do so, the MC Partnership Parties shall use commercially reasonable best efforts to ensure that their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, including any Person acting on their behalf, will prevent any such action that would cause the loss of any such exemption.

Section 3.21          Solvency.  The Partnership and its Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, its Non-Controlled Subsidiaries and Limited Control Subsidiaries, are able to pay their respective debts (including trade debts) as they mature.  The fair saleable value of all the assets and properties (including goodwill minus disposition costs) of the Partnership and its Subsidiaries, taken as a whole, exceeds the fair value of their liabilities.

Section 3.22          Anti-Takeover Provision.  By resolutions adopted on December 24, 2015 by the board of trustees of RRT (the “Board of Trustees”) pursuant to Section 3-603(c) of the Maryland General Corporation Law (the “MGCL”), any Business Combination (as defined in Section 3-601(e) of the MGCL) between RRT and any Interested Stockholder or any Affiliate of an Interested Stockholder (as such terms are defined in Section 3-601 of the MGCL) is exempted from the provisions of Section 3-602 of the MGCL; and Section 15 of Article II of the Bylaws of RRT provides that Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of beneficial interest of RRT.

Section 3.23          Foreign Corrupt Practices Act.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, neither the MC Partnership Parties, their respective Subsidiaries nor, to the Knowledge of the MC Partnership Parties, any director, officer, agent, consultant, employee, Related Party or any other Person acting on behalf (or who has acted on behalf) of the MC Partnership Parties or any their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by any of such Persons of the FCPA, as amended, or any similar anti-bribery or anti-corruption law, including, without limitation, taking any act “corruptly” (as the term is interpreted by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or by court decisions) in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA, and as interpreted by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or by court decisions) or any foreign political party or official thereof or any candidate for foreign political office, including, without limitation, any improper contribution, gift, bribe, rebate, or kickback, and the MC Partnership Parties and their respective Subsidiaries and, to the Knowledge of the MC Partnership Parties and their Related Parties have conducted their businesses in compliance with the FCPA and all similar anti-bribery or anticorruption laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  “Foreign officials” include foreign governmental officials, foreign governmental employees, and employees of business enterprises that are owned or controlled by foreign governments.  Neither the MC Partnership Parties nor any of their respective Subsidiaries is currently conducting an investigation into any suspected or alleged violation of the FCPA of any similar anti-bribery or anti-corruption law.  Neither the MC Partnership Parties nor any their respective Subsidiaries nor any director, officer, agent, consultant, employee, Related Party or other person acting on behalf of the MC Partnership Parties or any of their respective Subsidiaries, is (or since March 10, 2017 has been) under administrative, civil, or criminal investigation, indictment, information, or audit by any party, in connection with alleged or possible violations of the FCPA or any similar anti-bribery or anti-corruption law.  Nor to the Knowledge of the MC Partnership Parties nor any of their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is there any basis for any such investigation, indictment, information, or audit.  Neither the MC Partnership Parties nor their respective Subsidiaries, nor any director, officer, or, to the Knowledge of the MC Partnership Parties, agent, consultant, employee, Related Parties, or other person acting (or who have acted) on behalf of the MC Partnership Parties or any of their respective Subsidiaries, has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or any other government entity regarding alleged or possible violations of the FCPA or similar anti-bribery or anti-corruption laws.  The books of account and other financial records of the MC Partnership Parties and their respective Controlled Subsidiaries, or to the MC Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries (a) are accurate, complete, and correct in all material respects; (b) accurately and fairly reflect in all material respects all transactions and dispositions of assets; and (c) have been maintained in all material respects in accordance with sound business practices, including the maintenance of adequate internal accounting controls, which, without limitation, are reasonably designed to detect and prevent violations of anti-bribery and anti-corruption laws, provide reasonable assurance that transactions are executed as documented in the books of account and other financial records, and that access to assets (including disposition of assets) is permitted only in accordance with management’s general or specific authorization.  In addition, neither the MC Partnership Parties, nor their respective Controlled Subsidiaries, and to the MC Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries, have established or maintained (or are establishing or maintaining) a secret or unrecorded fund.

Section 3.24    Money Laundering Laws.

(a)           Except as would not, individually or the aggregate, result in a Material Adverse Effect, neither the MC Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the MC Partnership Parties, any director, officer, employee, or other Person acting on behalf of the MC Partnership Parties or their respective Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the criminal provisions against applicable money laundering under U.S. or applicable foreign law.  The MC Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries and Limited Control Subsidiaries, and, to the Knowledge of the MC Partnership Parties, any director, officer, employee, or other Person acting on behalf of the MC Partnership Parties or their Subsidiaries, are in compliance with all applicable anti-money laundering requirements to prevent and detect money laundering under U.S. or applicable foreign law, including, without limitation, requirements to maintain compliance programs, maintain customer and transaction records, conduct customer due diligence, and report suspicious, cash or other transactions to government authorities (collectively, the “Money Laundering Laws”).  In the United States, the criminal provisions against money laundering are codified at 18 U.S.C. §§ 1956 and 1957, and the anti-money laundering requirements, include, without limitation, the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

(b)           Except as would not, individually or the aggregate, result in a Material Adverse Effect, neither the MC Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the MC Partnership Parties, any owner, director, officer, employee or other person acting on behalf of the MC Partnership Parties or their respective Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes to money laundering, or any violation of any of the Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Money Laundering Laws.  To the Knowledge of the MC Partnership Parties, neither the MC Partnership Parties nor any of their respective Subsidiaries has any investor whose investment in the MC Partnership Parties or their respective Subsidiaries has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities.

Section 3.25    Office of Foreign Assets Control.

Except as would not, individually or the aggregate, result in a Material Adverse Effect,

(a)           the MC Partnership Parties, their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, and, to the Knowledge of the MC Partnership Parties, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the MC Partnership Parties and their respective Subsidiaries have at all times fully complied with, and are currently in full compliance with, (i) all applicable U.S. and foreign government laws and regulations concerning the exportation of any products, technology, technical data or services, including those administered by, without limitation, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury; (ii) U.S. and international economic and trade sanctions, including, but not limited to, those administered by the Office of Foreign Assets Control (“OFAC”) within the U.S. Department of the Treasury; and (iii) all laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security;

(b)           neither the MC Partnership Parties nor any of their respective Subsidiaries, nor, to the Knowledge of the MC Partnership Parties, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the MC Partnership Parties or their respective Subsidiaries, has engaged in, or is currently engaged in, any sales, exports, re-exports, imports, or other activities in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, including Cuba, the Crimea Region of Ukraine, Iran, Syria, and Sudan, or that otherwise would be prohibited if performed by U.S. persons or entities;

(c)           neither the MC Partnership Parties nor any of their respective Subsidiaries, nor, to the Knowledge of the MC Partnership Parties, any director, officer, employee, agent, distributor, consultant, Affiliate, other person acting on behalf of the MC Partnership Parties or their respective Subsidiaries, is (i) listed on, or owned or controlled by, fifty (50%) or more in the aggregate, directly or indirectly, a person or persons listed on, (1) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons made publicly available or provided to the MC Partnership Parties or any of their respective Subsidiaries by any agency of the government of the United States or any jurisdiction in which the MC Partnership Parties or any of their respective Subsidiaries are doing business; (2) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (3) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (4) any lists of restricted persons or entities maintained by any other U.S. government authority; or (ii) or has engaged in business transactions or other dealings with, or is currently engaged in business transactions or other dealings with, an entity listed on, or owned or controlled by, fifty percent (50%) or more in the aggregate, directly or indirectly, a person or persons listed on, (1) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons made publicly available or provided to the MC Partnership Parties or any of their respective Subsidiaries by any agency of the government of the United States or any jurisdiction in which the MC Partnership Parties or any of their respective Subsidiaries are doing business; (2) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (3) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (4) any lists of restricted persons or entities maintained by any other U.S. government authority; or (iii) operating, organized in, or resident in, or acting on behalf of a government of, or involved in business arrangements or other transactions with, countries subject to U.S. economic sanctions, including Cuba, the Crimea Region of Ukraine, Iran, Syria, and Sudan, or any person owned or controlled, fifty percent (50%) or more in the aggregate, directly or indirectly, by any such person or persons, or (iv) a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order 13224, 66 Fed. Reg. 49,079 (Sept. 25, 2001) (Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), Executive Order 13382, 70 Fed. Reg. 38,567 (July. 1, 2005) (Executive Order Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters), or any other similar prohibitions contained in the laws administered by, and regulations of, OFAC or in any enabling legislation or other executive orders in respect thereof;

(d)           neither the MC Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the MC Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the MC Partnership Parties or their respective Subsidiaries has made a voluntary disclosure to governmental regulatory authorities reporting violations of laws or regulations relating to the export or re-export of products, technology, software, services or other information from the United States or any other jurisdiction;

(e)           neither the MC Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the MC Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the MC Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the MC Partnership Parties or their respective Subsidiaries, have participated or are currently participating in, or have cooperated or are currently cooperating with, an unsanctioned international boycott within the meaning of Section 999 of the Internal Revenue Code of 1986, as amended; and

(f)            if, in the future, the MC Partnership Parties or any of their respective Subsidiaries determines that any of the foregoing was incorrect as of the date hereof or has ceased to be correct, the MC Partnership Parties agree to promptly notify the RP Investors.  The MC Partnership Parties agree and acknowledge that if at any time it is discovered that any of the foregoing representations were incorrect as of the date hereof or have ceased to be correct, or if otherwise required by the laws and regulations administered and enforced by OFAC, the RP Investors may undertake appropriate action, including but not limited to, segregation, blocking, freezing, or termination of the interests of the MC Partnership Parties and their respective Subsidiaries.  The MC Partnership Parties further agree and acknowledge that neither the MC Partnership Parties nor any of their respective Subsidiaries will have any claim against the RP Investors for any form of damages as a result of any of the foregoing actions.

Section 3.26    Cybersecurity.    Except as set forth on Schedule 3.26, (a) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the information technology and computer systems, networks, hardware, software, data and databases of the MC Partnership Parties or the Partnership’s Controlled Subsidiaries, or, to the Knowledge of the MC Partnership Parties, the Partnership’s Non-Controlled Subsidiaries or Limited Control Subsidiaries (including the data and information of their respective tenants, customers, employees, suppliers, vendors and any third party data maintained, processed or stored by or on behalf of the Partnership or its Subsidiaries, and any such data processed or stored by third parties on behalf of the Partnership and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”), except for any such security breach or incident, unauthorized access or disclosure, or other compromise of the IT Systems and Data of the MC Partnership Parties or the Partnership’s Subsidiaries that would not, individually or in the aggregate, have a Material Adverse Effect; (b) to the Knowledge of the MC Partnership Parties, none of the MC Partnership Parties or the Partnership’s Subsidiaries have been notified in writing of any, and to the Knowledge of the MC Partnership Parties, there has been no, event or condition that would result in, any material security breach or incident, unauthorized access or disclosure or other material compromise of the IT Systems and Data of the MC Partnership Parties or the Partnership’s Subsidiaries; and (c) the MC Partnership Parties and the Partnership’s Controlled Subsidiaries, and, to the Knowledge of the MC Partnership Parties, the Partnership’s Non-Controlled Subsidiaries and Limited Control Subsidiaries, have implemented commercially reasonable controls, policies, procedures and technological safeguards to maintain and protect the integrity, operation, redundancy and security of their respective IT Systems and Data, in all material respects.  Except as set forth on Schedule 3.26, the MC Partnership Parties and the Partnership’s Controlled Subsidiaries, and, to the Knowledge of the MC Partnership Parties, the Partnership’s Non-Controlled Subsidiaries and Limited Control Subsidiaries, are presently in compliance with all applicable laws and statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except where failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.27    Investment Company.  None of the MC Partnership Parties is, nor will be after giving effect to the issuance of the Preferred Units and the application of the proceeds thereof, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor will any of the MC Partnership Parties be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.28    Arm’s-Length Transaction.  The MC Partnership Parties acknowledge and agree that the Rockpoint Class A Preferred Holder is acting solely in the capacity of arm’s-length purchaser with respect to this Agreement and the transactions contemplated hereby.  The MC Partnership Parties further acknowledge that the RP Investors are not acting as a financial advisor or fiduciary (or in any similar capacity) of the MC Partnership Parties or any of their respective Subsidiaries with respect to this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and any other related documents to which the RP Investors are or will be a party and the transactions contemplated hereby and thereby and any advice given by the RP Investors or any of their Representatives or agents in connection with this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is merely incidental to the Rockpoint Class A Preferred Holder’s purchase of the Additional Purchased Units.  The MC Partnership Parties further represent to the RP Investors that their decision to enter into this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and each of the other related documents to which the RP Investors are a party has been based solely on the independent evaluation of the MC Partnership Parties or their Representatives and the representations and warranties of the RP Investors set forth in Article IV.  The MC Partnership Parties further acknowledge that RP Investors have not made any promises or commitments other than as set forth in this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements or related documents, including any promises or commitments for any additional investment by the RP Investors in the Partnership, except to the extent that the RP Investors may be party to, and as provided in, this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements, any related documents, or any other agreement executed and delivered in connection therewith.

Representations and Warranties of the MCRC Parties:

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter (any item disclosed in any Schedule of the Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other Schedule of the Disclosure Letter and Section in this Agreement to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter and Section in this Agreement is reasonably apparent from the text of such disclosure.), each of the MCRC Parties jointly and severally represent and warrant to the RP Investors as follows:

Section 3.29    Organization and Authority of the MCRC Parties.  MCRC is a corporation validly existing and in good standing under the laws of the State of Maryland.  MCPT is validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland.  MCRLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  MCTP is a limited partnership duly organized and validly existing under the Laws of the State of Texas.  Each MCRC Party has all

necessary limited partnership, corporate, trust or limited liability company power and authority to (a) enter into this Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case as is applicable.  The execution and delivery by each of the MCRC Parties of this Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements, the performance by the MCRC Parties of their obligations hereunder and thereunder and the consummation by the MCRC Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership, trust or limited liability company action on the part of each such MCRC Party.  This Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements have been duly executed and delivered by each of the MCRC Parties, and (assuming due authorization, execution and delivery by RP Investors and the MC Partnership Parties) this Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of each of the MCRC Parties, enforceable against the MCRC Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.30    No Conflicts; Consents.  The execution, delivery and performance by the MCRC Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of any of the MCRC Parties; (b) result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to the MCRC Parties; or (c) require the consent, notice or other action by any Person under, conflict with in any material respect, result in a violation or breach of in any material respect, result in the creation or imposition of any lien, charge or encumbrance pursuant to, constitute a material default under or result in the acceleration of any material contract or any other contract, agreement or instrument material to any of the MCRC Parties.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or third party is required by or with respect to the MCRC Parties, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than (i) those which have been obtained prior to the date hereof and remain in full force and effect and (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.31    Arm’s-Length Transaction.  The MCRC Parties acknowledge and agree that the Rockpoint Class A Preferred Holder is acting solely in the capacity of arm’s-length purchasers with respect to this Agreement and the transactions contemplated hereby.  The MCRC Parties further acknowledge that the RP Investors are not acting as a financial advisor or fiduciary (or in any similar capacity) of the MCRC Parties or any of their respective Subsidiaries with respect to this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and any other related documents to which the RP Investors are or will be a party and the transactions contemplated hereby and thereby and any advice given by the RP Investors or any of their Representatives or agents in connection with this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is merely incidental to the Rockpoint Class A Preferred Holder’s purchase of the Additional Purchased Units.  The MCRC Parties further represent to the RP Investors that their decision to enter into this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and each of the other related documents to which the RP Investors are a party has been based solely on the independent evaluation of the MCRC Parties or their Representatives and the representations and warranties of the RP Investors set forth in Article IV.  The MCRC Parties further acknowledge that RP Investors have not made any promises or commitments other than as set forth in this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements or related documents, including any promises or commitments for any additional investment by the RP Investors in the Partnership, except to the extent that the RP Investors may be party to, and as provided in, this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements, any related documents, or any other agreement executed and delivered in connection therewith.

Section 3.32    Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 3.32(a) of the Disclosure Letter, there are no Proceedings involving, pending or, to the knowledge of the MCRC Parties, threatened, against a MCRC Party or any of their respective Subsidiaries or affecting any of their respective properties or assets (or by or against the MCRC Parties or their respective Subsidiaries or Affiliates), which if determined adversely to any MCRC Party, their respective Subsidiaries, either individually or in the aggregate, would result in a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.32(b) of the Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the MCRC Parties their respective Subsidiaries (other than the MC Partnership Parties), or any of their respective properties or assets which would, either individually or in the aggregate, result in a Material Adverse Effect.

Section 3.33    Ownership of the MC Partnership Parties.  Other than as set forth on Schedule 3.33 of the Disclosure Letter, all of the equity interests in each MC Partnership Party have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the MCRC Party or applicable Subsidiary of a MCRC Party set forth in Schedule 3.33 of the Disclosure Letter, and no Person owns, either beneficially or otherwise any equity interest in any MC Partnership Party other than as set forth on Schedule 3.33.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE RP INVESTORS

The RP Investors represent and warrant to each of the MC Partnership Parties that the statements contained in this Article IV are true and correct.

Section 4.01    Organization and Authority of the RP Investors.  Each of the RP Investors is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  The RP Investors each have all necessary limited liability company power and authority to enter into this Agreement, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the RP Investors of this Agreement, the performance by the RP Investors of their respective obligations hereunder and the consummation by the RP Investors of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of each of the RP Investors.  This Agreement has been duly executed and delivered by each of the RP Investors, and (assuming due authorization, execution and delivery by the MCRC Parties and the MC Partnership Parties) this Agreement constitutes a legal, valid and binding obligation of each of the RP Investors, enforceable against each such RP Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents.  The execution, delivery and performance by each RP Investor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the operating agreement of any RP Investor; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the RP Investors; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any RP Investor is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on such RP Investor’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any RP Investor in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which have already been obtained and would not have a Material Adverse Effect on each RP Investor’s ability to consummate the transactions contemplated hereby.

Section 4.03    Investment Purpose.  Except as otherwise contemplated herein, the Rockpoint Class A Preferred Holder is acquiring the Additional Purchased Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.  The Rockpoint Class A Preferred Holder acknowledges that the Additional Purchased Units are not registered under the Securities Act, or any state securities laws, and that the Additional Purchased Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  The Rockpoint Class A Preferred Holder is able to bear the economic risk of holding the Additional Purchased Units for an indefinite period (including total loss of its investment).  Each RP Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the RP Investors.

Section 4.05    Legal Proceedings.

(a)           There are no actions, suits, claims, investigations or other legal proceedings pending or, to such RP Investor’s knowledge, overtly threatened in writing against or by any RP Investor or any Affiliate of such RP Investor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           Neither of the RP Investors nor any of their Affiliates nor any officer, director or key employee of any of the foregoing, nor, to the knowledge of the RP Investors, the limited partners thereof (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended, or (E) OFAC regulations, (iii) has been convicted of or charged with a felony relating to money laundering, or (iv) is under investigation by any Governmental Authority for money laundering.

(c)           To comply with applicable U.S. anti-money laundering laws and regulations, all payments and contributions by each RP Investor to the Partnership and all payments and distributions to such RP Investor from the Partnership will only be made in such RP Investor’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.  Neither of the RP Investors, nor any of their respective Subsidiaries, nor, to the knowledge of the RP Investors, any director, partner, officer, employee, or other Person acting on behalf of the RP Investors or their respective Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the criminal provisions against applicable money laundering under U.S. or applicable foreign law.  The RP Investors and their respective Subsidiaries and, to the knowledge of the RP Investors, (x) any director, officer, employee, or other Person acting on behalf of the RP Investors or their Subsidiaries and (y) any limited partners of the RP Investors or their Subsidiaries, are in compliance with all Money Laundering Laws.

(d)           Except as would not result in a material adverse effect, neither of the RP Investors nor any of their respective Subsidiaries, and to the knowledge of the RP Investors, any owner, partner, director, officer, employee or other person acting on behalf of the RP Investors or their respective Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes to money laundering, or any violation of any of the Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Money Laundering Laws.  To the knowledge of the RP Investors, neither the RP Investors nor any of their respective Subsidiaries has any investor whose indirect investment in the Partnership has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities.

Section 4.06    Independent Investigation.  Each RP Investor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the MC Partnership Parties and their respective Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the MC Partnership Parties and their respective Subsidiaries for such purpose.  Each RP Investor acknowledges and agrees that to the maximum extent permitted by law and as a material inducement to the Partnership’s execution and delivery of this Agreement (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such RP Investor has relied solely upon its own investigation and the express representations and warranties of the MC Partnership Parties and of the MCRC Parties set forth in Article III of this Agreement, and (b) none of the MC Partnership Parties or MCRC Parties have made any representation or warranty as to the MC Partnership Parties, their respective Subsidiaries, MCRC Parties or their respective businesses or operations, or this Agreement or the transactions contemplated hereunder, except as expressly set forth in Article III of this Agreement or as expressly set forth in the Third Amended and Restated Partnership Agreement or the Ancillary Agreements, and neither the RP Investors nor any other Person is relying upon or has relied upon, any representation or warranty of any kind (except as expressly set forth in Article III of this Agreement or as expressly set forth in the Third Amended and Restated Partnership Agreement or the Ancillary Agreements) related to MC Partnership Parties, their respective Subsidiaries, MCRC Parties, or their respective businesses and operations or the transactions contemplated under this Agreement, express or implied, at law or in equity and each RP Investor acknowledges and agrees that the MC Partnership Parties and MCRC Parties hereby specifically disclaim any such other representations or warranties.

Section 4.07    No Public Market.  Each RP Investor acknowledges that no public market now exists for the Preferred Units or the Common Units into which such Preferred Units may be converted, and that the Partnership has made no assurances that a public market will ever exist for the Preferred Units or the Common Units.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing.  From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by the RP Investors (which consent shall not be unreasonably withheld, conditioned or delayed), the MC Partnership Parties shall:  (a) conduct the business of the MC Partnership Parties in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the MC Partnership Parties and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with such MC Partnership Parties, respectively.  From the date hereof until the Closing Date, except as consented to in writing by the RP Investors (which consent shall not be unreasonably withheld, conditioned or delayed), no MC Partnership Party shall take any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 5.02    Access to Information.  From the date hereof until the Closing, the MC Partnership Parties shall:  (a) afford the RP Investors and their Representatives reasonable access to and the right to inspect all of the Real Properties, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the MC Partnership Parties and their respective Subsidiaries and, to the extent within the control of the MC Partnership Parties, the Non-Controlled Subsidiaries and Limited Control Subsidiaries; (b) furnish the RP Investors and their Representatives with such financial, operating and other data and information related to the MC Partnership Parties and their respective Subsidiaries, and, to the extent in control of the MC Partnership Parties, their Non-Controlled Subsidiaries and Limited Control Subsidiaries, as the RP Investors or any of their Representatives may reasonably request; and (c) cooperate with and instruct the Representatives of the MC Partnership Parties and their respective Subsidiaries to cooperate with the RP Investors in its investigation of the MC Partnership Parties and their respective Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the MC Partnership Parties, under the supervision of the MC Partnership Parties’ personnel and in such a manner as not to interfere with the normal operations of the MC Partnership Parties and their respective Subsidiaries.  All requests by the RP Investors for access pursuant to this Section 5.02 shall be submitted or directed exclusively to Ivan Baron or such other individuals as the MC Partnership Parties may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, the MC Partnership Parties shall not be required to disclose any information to the RP Investors if such disclosure would, in the reasonable discretion of the MC Partnership Parties based on the reasonable advice of counsel:  (x) cause significant harm to the Partnership or its business; (y) jeopardize any attorney-client or other applicable legal privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the MC Partnership Parties shall use reasonable best efforts to mitigate any such impediments described in this sentence.  Subsequent to the date hereof and prior to the Closing, without the written consent of the Partnership, which may be withheld for any reason, the RP Investors shall not contact any lender, investor, joint venture partner, tenant of or supplier to the Partnership or any Subsidiary of the Partnership with respect to matters related to the MC Partnership Parties; provided that, for the avoidance of doubt, the RP Investors may continue to contact any lender, investor, joint venture partner, tenant of or supplier to the Partnership or any Subsidiary of the Partnership with respect to matters unrelated to the MC Partnership Parties or in the ordinary course of business of the RP Investors.

Section 5.03    Director and Officer Indemnification and Insurance.

(a)           The RP Investors agree that all rights to indemnification, advancement of expenses and exculpation by the MC Partnership Parties now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a manager, an officer or director of the Partnership, as provided in the certificate of limited partnership or the Third Amended and Restated LP Agreement of the Partnership, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 5.03(a) of the Disclosure Letter, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)           The obligations under this Section 5.03 shall not be terminated or modified in such a manner as to adversely affect any manager, director or officer to whom this Section 5.03 applies without the consent of such affected manager, director or officer (it being expressly agreed that the managers, directors and officers to whom this Section 5.03 applies shall be third-party beneficiaries of this Section 5.03, each of whom may enforce the provisions of this Section 5.03).

(c)           As long as the RP Investors have any designees on the Board of Trustees, the General Partner shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for members of the board of directors of MCRC (the “Board of Directors”).  Such insurance shall include coverage for all members of the Board of Trustees, including any member designated by the RP Investors.  The RP Investors hereby acknowledge and agree that the General Partner’s directors’ and officers’ liability insurance policy in effect as of the Closing Date, a copy of which has been furnished to the RP Investors, complies with this Section 5.03(c) as of the date hereof.

(d)           Upon or prior to the election of any trustee to the Board of Trustees pursuant to the Third Amended and Restated LP Agreement, the General Partner shall deliver to the RP Investors (i) an Indemnification Agreement between the General Partner and such trustee, in substantially the form attached hereto as Exhibit E (the “Indemnification Agreement”) and duly executed by an authorized officer of the General Partner and (ii) written evidence of an effective directors and officers liability insurance policy meeting the requirements of this Section 5.03.

Section 5.04    Governmental Approvals and Other Third-party Consents.

(a)           Each Party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.  Each Party shall reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  Each Party acknowledges and agrees that it has independently determined, based on the information available to it and with the advice of its own legal counsel, that no filing or notification pursuant to the HSR Act is required with respect to the transactions contemplated by this Agreement.

(b)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party or its Affiliates before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the MC Partnership Parties or their respective Subsidiaries and Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information with respect to either Party) shall be disclosed to the other Party hereunder in advance of any joint filing, submission or attendance (subject to applicable attorney-client or other legal privilege), it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such joint analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each Party shall give notice to the other Party with respect to any joint meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)           The Partnership and the RP Investors shall give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.04 of the Disclosure Letter.

Section 5.05    Closing Conditions.  From the date hereof until the Closing, each Party hereto shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.06    Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), (i) the RP Investors shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Partnership and (ii) none of the MCRC Parties nor the MC Partnership Parties shall make any public announcements in respect of this Agreement without the written consent of RP Investors.  Notwithstanding the foregoing, the MCRC Parties shall be permitted to make any and all required disclosures of this Agreement and the transactions contemplated thereunder to the SEC, including, but not limited to, filing this Agreement with the SEC in connection with a Form 8-K within four (4) Business Days of its execution, subject to the right of the RP Investors and their counsel to review copies of any such proposed filing or filings in advance thereof and comment thereon, and the obligation of the MCRC Parties to accept any comments reasonably requested by the RP Investors or their counsel with respect to the description of the RP Investors in such filing or filings.  The MC Partnership Parties and the MCRC Parties agree to cooperate in good faith to jointly prepare and release a press release or other form of public announcement relating to the entry of the transactions contemplated hereby.

Section 5.07    Further Assurances.  Following the Closing, each of the RP Investors, the MCRC Parties and the MC Partnership Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Partnership or any of the Partnership’s Subsidiaries in connection with this Agreement (including any real property transfer Tax and any other similar Tax resulting from the issuance of the Preferred Units to the RP Investors) shall be borne and paid by the General

Partner when due, without any special allocation (other than pro rata allocation to Persons other than the RP Investors) of such expense to one or more partners under the Third Amended and Restated LP Agreement.  The Partnership shall timely file or cause to be filed any Tax Return or other document with respect to such Taxes or fees (and the RP Investors shall cooperate with respect thereto as necessary at no cost to the RP Investors).  The expenses relating to filing any such Tax Return shall be borne by the MCRC Parties.

Section 5.09    REIT Covenants.  The Partnership shall at all times through and including the end of the calendar year following the first date on which there are no Preferred Units outstanding, cause the representations in Section 3.16(b) and Section 3.19 to remain true, correct and complete.  Without limitation on the RP Investors’ rights pursuant to Section 5.02, the Partnership shall cause to be provided to the RP Investors, at the Partnership’s cost:  (a) within 25 days after the end of each calendar quarter, an estimate of the Partnership’s gross assets as of such quarter-end (broken down by amount and asset type for purposes of and as specified in Section 856(c)(4) of the Code) and gross income for the year through such quarter-end (broken down by income type as determined for purposes of and as specified in Section 856(c)(2) and (3) of the Code), (b) at least five (5) Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of each RP Investor’s share of the Partnership’s taxable income or loss with respect to such calendar quarter, and (c) within 25 days after the end of each taxable year, (i) final gross assets as of such year-end (broken down by amount and asset type for purposes of and as specified in Section 856(c)(4) of the Code) and gross income for such year (broken down by income type as determined for purposes of and as specified in Section 856(c)(2) and (3) of the Code), and (ii) estimated information necessary for the RP Investors to prepare any required 1099-DIV forms.  This Section 5.09 shall survive the termination of this Agreement for so long as the RP Investors own any Preferred Units or Common Units.

Section 5.10    Reservation of Securities.  The Partnership shall at all times keep available, free from preemptive rights, the full amount of Reserved Units sufficient for the purpose of effecting any and all conversions of the Preferred Units issuable pursuant to this Agreement, the Third Amended and Restated LP Agreement, the Ancillary Agreements and any related documents.  For as long as any of the Preferred Units contemplated by this Agreement remain unissued or outstanding, the Partnership shall keep available, free from preemptive rights, Common Units sufficient for the purpose of effecting the conversion of those unissued or outstanding Preferred Units in the full number of Common Units issuable upon the conversion of the unissued or outstanding Preferred Units.  All Preferred Units, and all Common Units delivered in respect of the Preferred Units, shall be newly issued, duly authorized and validly issued, fully paid and non-assessable, free from preemptive rights and free of any lien or adverse claim other than any such restrictions under this Agreement or applicable state and federal securities Laws.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01    Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           The MC Partnership Parties and the MCRC Parties shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and all third parties referred to in Section 3.04 and Section 3.30, and the RP Investors shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to the RP Investors and MCRC Parties and MC Partnership Parties, as applicable, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02    Conditions to Obligations of the RP Investors.  The obligations of the RP Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or RP Investors’ waiver, at or prior to the Closing, of each of the following conditions, as specified below:

(a)           The representations and warranties of the MC Partnership Parties and of the MCRC Parties contained in Article III shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)           Each of the MC Partnership Parties and the MCRC Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such Parties prior to or on the Closing Date.

(c)           On or prior to the Closing Date, the MC Partnership Parties and the MCRC Parties shall deliver, or cause to be delivered, to the RP Investors:

(i)            the Third Amended and Restated LP Agreement, duly executed by the General Partner;

(ii)           The Credit Enhancement Agreement by and between the General Partner and MCRC or its Affiliates, a copy of which is attached hereto as Exhibit F;

(iii)          The Registration Rights Agreement, a copy of which is attached hereto as Exhibit G;

(iv)          The Recourse Agreement, a copy of which is attached hereto as Exhibit H;

(v)           The Shareholders Agreement, a copy of which is attached hereto as Exhibit B;

(vi)          an Indemnification Agreement between the General Partner and any trustee elected as of the date hereof by the RP Investors pursuant to the terms of the Third Amended and Restated LP Agreement and the Shareholders Agreement, in substantially the form attached hereto as Exhibit E and duly executed by an authorized officer of the General Partner and written evidence of an effective directors and officers’ liability insurance policy meeting the requirements of Section 5.03;

(vii)         a certificate, dated as of the Closing Date, duly executed by the Secretary of MCRC and by the General Partner certifying that:  (i) attached thereto are true and complete copies of all resolutions adopted by the respective boards of directors of the MCRC Parties and the MC Partnership Parties authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; (ii) attached thereto are true and complete copies of all Organizational Documents of the MCRC Parties and the MC Partnership Parties, together with any and all amendments thereto;

(viii)        a certificate, dated as of the Closing Date, duly executed by the Secretary (or equivalent officer) of MCRC and by the General Partner certifying the names and signatures of the officers of MCRC Parties and the MC Partnership Parties authorized to sign this Agreement, the Third Amended and Restated LP Agreement and each Ancillary Agreement;

(ix)          evidence of receipt of all necessary consents, approvals or waivers with respect to any Person (including any consent, approval or waiver in respect of any contract, license or permit) as required to be obtained by the MCRC Parties or MC Partnership Parties or any of their Subsidiaries or Related Parties in connection with the execution and delivery of this Agreement or any other Ancillary Agreement, the performance by the MCRC Parties or MC Partnership Parties or any of their Subsidiaries or Related Parties of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby;

(x)           An opinion of Seyfarth Shaw LLP, counsel to the MCRC Parties and the MC Partnership Parties, dated the Closing Date, in substantially the form attached hereto as Exhibit I, an opinion of Seyfarth Shaw LLP, tax counsel to the MCRC Parties and the MC Partnership Parties, regarding REIT matters, dated the Closing Date, in substantially the form attached hereto as Exhibit J, and an opinion of Ballard Spahr LLP, Maryland counsel to MCRC, MCPT and RRT, dated the Closing Date, in substantially the form attached hereto as Exhibit K;

(xi)          a properly completed Internal Revenue Service Form 8875 with respect to any Subsidiary that is (or is treated as) a corporation for federal income tax purposes, with Rockpoint Class A Preferred Holder (and any other REIT designated by the RP Investors) as the REIT (or REITs) named therein and having an effective date as of each Closing Date, duly executed by such Subsidiary, together with evidence reasonably satisfactory to the RP Investors of the RP Investors’ authority to file such form with the Internal Revenue Service;

(xii)         Schedule 1 attached to the Third Amended and Restated LP Agreement, which shall reflect the Rockpoint Class A Preferred Holder as the holder of the Additional Purchased Units (in addition to reflecting the RP Investors as being the holders of all other

Preferred Units owned by the RP Investors as of the date hereof and RRT as being the holders of (1) the Class A Preferred Partnership Units owned by the RRT as of the date hereof, and (2) the Common Units, in each case as set forth in Section 3.02(a));

(xiii)        Such other documents relating to the transactions contemplated hereby as the RP Investors or their counsel may reasonably request;

(xiv)        The amount to be reimbursed to the RP Investors by the MCRC Parties pursuant to Section 9.01; and

(xv)         A certificate duly executed by the Chief Executive Officer and the Chief Financial Officer of MCRC and by the General Partner certifying that, as of the Closing Date, each of the conditions set forth in Section 6.01(a), Section 6.01(b) and Sections 6.02(a) and (b) (solely with respect to the MCRC Parties’ and MC Partnership Parties’ obligations thereunder) has been satisfied (except to the extent waived in writing by the RP Investors).

Section 6.03    Conditions to Obligations of the MCRC Parties and the MC Partnership Parties.  The obligations of the MCRC Parties and the MC Partnership Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the RP Investors contained in Article IV shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)           The RP Investors shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           On or prior to the Closing Date, the RP Investors shall deliver, or cause to be delivered, to the Partnership:

(i)            a certificate, dated the Closing Date and signed by a duly authorized officer of the RP Investors, that each of the conditions set forth in Section 6.01 and Sections 6.03(a) and (b) have been satisfied;

(ii)           the Third Amended and Restated LP Agreement, duly executed by the RP Investors;

(iii)          cash in an amount equal to the Purchase Price by wire transfer in immediately available funds (by or on behalf of the Rockpoint Class A Preferred Holder), in accordance with the Wire Instructions, or as otherwise may be specified by the Partnership in writing to the RP Investors at least three (3) Business Days prior to the Closing Date; and

(iv)          such other documents relating to the transactions contemplated hereby as the MCRC Parties, the MC Partnership Parties, or their counsel may reasonably request.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however, that the representations and warranties in:  (i) Section 3.01 (Organization and Authority of the Partnership); Section 3.02 (Capitalization); Section 3.04 (No Conflicts; Consents); Section 3.18 (Brokers); Section 3.19 (REIT Requirements); Section 3.20 (Private Placement) (collectively, the “Fundamental Representations”); (ii) Section 3.29 (Organization and Authority of the MCRC Parties); Section 3.30 (No Conflicts; Consents); Section 3.31 (Arm’s-Length Transaction); Section 3.32 (Legal Proceedings; Governmental Orders) and Section 3.33 (Ownership of MC Partnership Parties) (collectively, the “MCRC Parties Representations”); and (iii) Section 3.14 (Employee Benefit Matters), Section 3.16 (Taxes), Section 3.22 (Anti-Takeover Provision) (collectively, the “Special Representations”), shall in each case survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date pursuant to this Agreement other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  For the avoidance of doubt, the Parties acknowledge and agree that the applicable survival periods set forth in this Section 7.01 are intended to shorten the period otherwise provided by Law (except with respect to the Fundamental Representations, MCRC Parties Representations and Special Representations) during which claims for breach of representations, warranties and covenants can be made, and that any such claims must be made on or prior to the expiration date of applicable survival period set forth in this Section 7.01 or be forever barred.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party on or prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02    Indemnification By the MCRC Parties.  Subject to the other terms and conditions of this Article VII, from and after the Closing, the MCRC Parties shall jointly and severally save, defend and indemnify each of the RP Investors, and each of their respective partners, directors, officers, members, agents, employees, Related Parties, Affiliates, Subsidiaries, direct and indirect owners and equity holders, and each of the successors and assigns of all of the foregoing persons (each, an “RP Investor Indemnified Party”) (who for purposes of this Article VII are express third party beneficiaries of this Article VII) against, and shall hold each RP Investor and RP Investor Indemnified Party harmless from and against, and shall compensate and reimburse each of the foregoing for, on an after-tax basis, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, such RP Investor or RP Investor Indemnified Party based upon, arising out of, with respect to or by reason of the following (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard):

(a)           any inaccuracy in or breach of any of the Fundamental Representations; or

(b)           any inaccuracy in or breach of the MCRC Parties Representations.

Section 7.03    Indemnification By the MC Partnership Parties.  Subject to the other terms and conditions of this Article VII, from and after the Closing, the MC Partnership Parties shall jointly and severally save, defend and indemnify each RP Investor and any RP Investor Indemnified Party against, on an after-tax basis, and shall hold each RP Investor and RP Investor Indemnified Party harmless from and against, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, such RP Investor or RP Investor Indemnified Party based upon, arising out of, with respect to or by reason of the following:

(a)           any inaccuracy in or breach of any of the representations or warranties of the MC Partnership Parties contained in Article III (other than the Fundamental Representations or the MCRC Parties Representations) (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard);

(b)           any breach, non-compliance or non-fulfillment of any covenant, agreement or obligation to be performed by any MC Partnership Party pursuant to this Agreement, which, by their terms, contemplate performance after the Closing; or

(c)           to the extent that the indemnity contemplated by Section 7.02 is insufficient to hold any RP Investor Indemnified Party harmless from and indemnified against such Loss, but solely to the extent of such insufficiency.

Section 7.04    Indemnification By the RP Investors.  Subject to the other terms and conditions of this Article VII, from and after the Closing, the RP Investors shall jointly and severally save, defend and indemnify the MCRC Parties, the MC Partnership Parties, and each of their respective partners, directors, officers, members, agents, employees, Related Parties, Affiliates, Subsidiaries, direct and indirect owners and equity holders, and each of the successors and assigns of all of the foregoing persons (each, an “MC Indemnified Party”) against, and shall hold such MC Indemnified Party harmless from and against, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, any such MC Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of the RP Investors contained in Article IV (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the RP Investors pursuant to this Agreement.

Section 7.05    Certain Limitations.  The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)           Neither the MCRC Parties nor the MC Partnership Parties shall be liable to the RP Investors or any other RP Investor Indemnified Party for Losses entitled to be indemnified under Section 7.02 or Section 7.03 until such time as the aggregate amount of all Losses under Section 7.02 or Section 7.03 exceeds $1,500,000 (the “Indemnification Threshold”), in which event the MCRC Parties or MC Partnership Parties, as applicable, shall be required to pay or be liable for all Losses for which the RP Investors and other RP Investor Indemnified Parties are entitled to be indemnified hereunder (including any Losses below the Indemnification Threshold).

(b)           The maximum aggregate amount of all Losses for which the MC Partnership Parties may be liable pursuant to Section 7.03, except with respect to breaches of Fundamental Representations, shall not exceed $100,000,000 (which amount shall be increased by the dollar amount of any additional Class A Preferred Partnership Units purchased pursuant to the RP Subscription Right).  The aggregate amount of all Losses for which the RP Investors may be liable pursuant to Section 7.04 shall not exceed $100,000,000.

(c)           Notwithstanding the foregoing, the limitations set forth in Section 7.05(a) and Section 7.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations or in the case of Fraud found to have been committed by the Indemnifying Party by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review.

(d)           Notwithstanding anything to the contrary herein, the sole and exclusive remedy for indemnification pursuant to Section 7.03(a) hereof shall be made in accordance with Section 9(g) of the Third Amended and Restated LP Agreement, and the RP Investor Indemnified Parties shall not seek recourse for claims under Section 7.03(a) by any other means.

(e)           Upon making any payment in respect of claim as provided for in this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of Indemnified Party against any third person (other than an insurance company) in respect of the Loss to which such payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Loss and (ii) until Indemnified Party fully recovers payment of its Loss, any and all claims of the Indemnifying Party against any such third person on account of such payment will be subordinated in right of payment to Indemnifying Party’s rights against such third person.  Without limiting the generality or effect of any other provision hereof, each such Indemnifying Party and Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.  To the extent that insurance proceeds or other third party proceeds are received after payment has been made by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such proceeds (up to, but not in excess of, the amount previously paid by the Indemnifying Party to the Indemnified Party).  Any payment hereunder shall be treated as provided by the Code and applicable Treasury Regulations in order to comply with Section 7(d) of the Third Amended and Restated LP Agreement consistent with the economic arrangement of the Parties.

(f)            The Indemnified Party shall seek to mitigate the amount of any Losses to the extent, if any, required by applicable law.  Without limiting the foregoing, Losses shall be calculated net of actual payments received by an Indemnified Party pursuant to such Indemnified Party’s existing insurance policies (net of reasonable collection costs).  Each Indemnified Party hereby agrees to use commercially reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any such Losses that may reduce or eliminate any applicable Losses to the same extent as it would if such Losses were not subject to indemnification hereunder; it being understood that no Indemnified Party shall be obligated to bring a lawsuit against any insurer to obtain a recovery under any insurance policies with respect to any particular Losses and the failure of an Indemnified Party to obtain recovery under any insurance policies despite using commercially reasonable efforts to do so shall not in any way affect or modify such Indemnified Party’s rights to which the Indemnified Party would have otherwise been entitled pursuant to this Article VII.

(g)           The amount of Losses payable by an Indemnifying Party pursuant to this Article VII shall be without duplication, and in no event shall an Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

Section 7.06    Indemnification Procedures.

(a)           Third-Party Claims.  If any Indemnified Party receives written notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of any written demand or complaint to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party; provided that if the parties (including any impleaded parties) to any such Third-Party Claims include both such Indemnified Party and the Indemnifying Parties and based on advice of such Indemnified Party’s counsel there are legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Third-Party Claims and the Indemnifying Party shall promptly and periodically reimburse reasonable fees and expenses of such separate counsel to the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party, subject to Section 7.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim.  The Indemnified Party shall have the right at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.06(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  The Indemnifying Party shall promptly and periodically reimburse the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third-Party Claim solely to the extent that the Indemnifying Party:  (i) fails to assume the defense of such claim; and (ii) fails to dispute in good faith by written notice within thirty days of receipt of notice of the Third-Party Claim that such Indemnifying Party is obligated to provide indemnification under this Agreement with respect to such Third-Party Claim.  The MCRC Parties, the MC Partnership Parties and the RP Investors shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim (subject to applicable legal privilege) and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)           Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, delayed or withheld).  Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to Section 7.06(a), the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, and shall not otherwise have the right to consent or agree to any monetary or non-monetary relief, including injunctive relief or other equitable remedies with respect to, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld).

(c)           Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim (subject to the right of the Indemnified Party to preserve applicable legal privilege), and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and reasonable assistance as the Indemnifying Party or any of its professional advisors may reasonably request, subject to the right of the Indemnified Party to preserve applicable legal privilege.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Notwithstanding the foregoing, to the extent that the undertaking to save, defend, indemnify, compensate or reimburse set forth in this Article VII may be unenforceable because it is violative of any law or public policy, the applicable Indemnifying Party, shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Parties in respect of such Losses:  (i) to which the Indemnified Party would have otherwise been entitled pursuant to this Article VII; and (ii) that such Indemnifying Party, would have been otherwise required to indemnify pursuant to this Article VII.

Section 7.07    Exclusive Remedies.  Except with respect to Fraud or with respect to claims related to or with respect to the Third Amended and Restated LP Agreement or any Ancillary Agreements, after the Closing Date, the indemnification provisions contained in this Article VII shall, subject to the last sentence of this Section 7.07, constitute the sole and exclusive remedy of the Parties with respect to sale and purchase of the Additional Purchased Units pursuant to this Agreement including any breach of any of the representations, warranties, covenants or agreements contained in this Agreement.  Notwithstanding anything to the contrary contained herein, subject to the last sentence of this Section 7.07, the liability of the MCRC Parties for claims arising under this Agreement shall be exclusively limited to indemnification for claims for breaches by the MC Partnership Parties of the Fundamental Representations and breaches by the MCRC Parties of the MCRC Parties Representations as provided under this Article VII.  Notwithstanding the foregoing, the provisions of this Section 7.07 will not, however, restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants to be performed after Closing pursuant to Section 9.12.

Section 7.08    Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price paid for Preferred Units for Tax purposes, unless otherwise required by Law or as otherwise provided in Section 9(g) of the Third Amended and Restated LP Agreement.

ARTICLE VIII
TERMINATION

Section 8.01    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of each of the MCRC Parties and the MC Partnership Parties, on the one hand, and the RP Investors, on the other hand;

(b)           by the RP Investors by written notice delivered to the MCRC Parties and MC Partnership Parties if:

(i)            The RP Investors are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the MCRC Parties or MC Partnership Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the MCRC Parties or the MC Partnership Parties within fifteen (15) Business days after such MCRC Party or MC Partnership Party receives written notice from the RP Investors of such breach or failure; or

(ii)           (A) all of the closing conditions set forth in Section 6.01 and Section 6.03 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (B) the RP Investors have advised the Partnership in writing of their intention to consummate the Closing; and (C) the Closing does not occur as a result of a failure by the Partnership to issue the Additional Purchased Units as then required in accordance with Section 2.03.

(c)           by any of the MC Partnership Parties or the MCRC Parties by written notice to the RP Investors if:

(i)            none of the MCRC Parties or the MC Partnership Parties are then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the RP Investors pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the RP Investors within fifteen (15) Business days after the RP Investors receive written notice from any MC Partnership Party of such breach or failure; or

(ii)           (A) all of the closing conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (B) the MCRC Parties and the General Partner have advised the RP Investors in writing of their intention to consummate the Closing; and (C) the Closing does not occur as a result of a failure by the RP Investors to purchase the Additional Purchased Units as then required in accordance with Section 2.03.

(d)           by the RP Investors or the MC Partnership Parties in the event that:

(i)            there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii)           any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii)          the transaction contemplated hereby has not been consummated by the date which is fifteen (15) Business Days after the date of this Agreement (the “Termination Date”), unless extended by written agreement of the RP Investors and the MC Partnership Parties, provided, however, that this right to terminate shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause, or results in, the failure to close the transaction contemplated hereby by such date.

Section 8.02    Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that (i) the provisions of this Section 8.02, Section 5.06, and Article IX (other than Section 9.02) will continue to apply following any such termination and (ii) in no event shall the termination of this Agreement relieve any Party hereto of any liability for the failure of such Party to consummate the transactions contemplated under this Agreement when such Party was required to do so under the terms of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses.  Except as otherwise expressly provided herein, all reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and brokers (“Expenses”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Partnership, and the Partnership shall reimburse each RP Investor on or within thirty (30) calendar days of the Closing Date (if the Closing occurs) or the date this Agreement is validly terminated in accordance with its terms (if the Closing does not occur) for all reasonable out-of-pocket Expenses incurred by such RP Investor in connection with the transactions contemplated hereby; provided, that, the RP Investor shall furnish to the Partnership written evidence of such reasonable out-of-pocket Expenses reasonably acceptable to the Partnership; provided, further, that the Partnership shall have no obligation to reimburse any RP Investor for Expenses under this Section 9.01 if this Agreement is validly terminated by any of the MC Partnership Parties or the MCRC Parties pursuant to Section 8.01(c) or Section 8.01(d)(iii).

Section 9.02    Renunciation of Opportunities.  The MCRC Parties and the MC Partnership Parties hereby renounce (and the Board of Directors in its own capacity and in its capacity as general partner of MCRLP) and the board of trustees of MCPT have adopted resolutions renouncing any interest or expectancy of the MCRC Parties or MC Partnership Parties or any Subsidiary or Related Party of the MCRC Parties or MC Partnership Parties (collectively, the “MC Opportunity Group”) in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the RP Investors or their Subsidiaries or Related Parties (including, without limitation, any representative or Affiliate of such RP Investors serving on the Board of Trustees or the board of directors or other governing body of any Subsidiary or Related Party of the MCRC Parties or MC Partnership Parties) (collectively, the “RP Investor Parties”), except as otherwise provided in this Section 9.02.  Without limiting the foregoing renunciation, each member of the MC Opportunity Group (a) acknowledges that the RP Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the MC Opportunity Group (“Competing Businesses”) and (b) agrees that the RP Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Partnership.  By virtue of an RP Investor Party holding securities of the Partnership or by having persons designated by or Affiliated with such RP Investor Party serving on or observing at meetings of any of the Board of Trustees, committee or otherwise, no RP Investor Party shall have any obligation to any member of the MC Opportunity Group or any other holder of securities of the MCRC Parties or MC Partnership Parties to refrain from competing with any member of the MC Opportunities Group, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and no MCRC Party, MC Partnership Party, any of its respective Subsidiaries or Related Parties or any other holder of securities of any MCRC Parties or MC Partnership Party, shall have any right with respect to any investment or activities undertaken by such RP Investor Party.  No RP Investor Party shall be obligated to communicate or present any particular investment opportunity to any member of the MC Opportunity Group even if such opportunity is of a character that, if presented to any member of the MC Opportunity Group, could be taken by such entity, provided such RP Investor Party shall have acted in good faith and such opportunity shall not have been offered to such person in his or her capacity as a trustee of the General Partner.  Each RP Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

Section 9.03    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

If to a MC Partnership Party:	c/o Roseland Residential Trust Harborside 3, 210 Hudson Street, Suite 400 Jersey City, NJ 07311 Facsimile: (732) 590-1009 E-mail: baron@roselandres.com Attention: Ivan Baron Chief Legal Officer with a copy to (which shall not constitute notice):

Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street, Suite
400
Jersey City, NJ 07311
Facsimile: (201) 434-2726
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq.
General Counsel and Secretary

with a copy to (which shall not constitute notice):	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to a MCRC Party:

Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street, Suite
400
Jersey City, NJ 07311
Facsimile: (201) 434-2726
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq.
General Counsel and Secretary

with a copy to (which shall not constitute notice):	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to the RP Investors:

RPIIA-RLA AGGREGATOR, L.L.C.
RPIIA-RLB, L.L.C.
c/o Rockpoint Group
500 Boylston Street, Suite 2100
Boston, MA 02116
Facsimile: (617) 437-7011
E-mail: pboney@rockpointgroup.com
jgoldman@rockpointgroup.com
Attention: Paisley Boney
Joseph Goldman

And	RPIIA-RLA AGGREGATOR, L.L.C. RPIIA-RLB, L.L.C. c/o Rockpoint Group Woodlawn Hall at Old Parkland 3953 Maple Avenue, Suite 300 Dallas, TX 75219 Facsimile: (972) 934-8836

E-mail: rhoyl@rockpointgroup.com Attention: Ron Hoyl

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067-3026
Facsimile: (213) 229-6638
E-mail: jsharf@gibsondunn.com
pollner@gibsondunn.com
Attention: Jesse Sharf and Glenn R. Pollner

Section 9.04    Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter and Exhibits attached to, or provided in conjunction with, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.  The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05    Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06    Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07    Entire Agreement.  This Agreement, the Third Amended and Restated LP Agreement and the Ancillary Agreements constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  For the avoidance of doubt, except to the limited extent as provided in Section 2.07 hereof with respect to the MC Participation Right, nothing herein shall be deemed to affect, modify or supersede the 2017 Investment Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Letter, the statements in the body of this Agreement will control.

Section 9.08    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as provided under the Third Amended and Restated LP Agreement and the Ancillary Agreements in accordance with the respective provisions thereof, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  No assignment shall relieve the assigning Party of any of its obligations hereunder, except to the extent set forth under the Third Amended and Restated LP Agreement or the Ancillary Agreements.

Section 9.09    No Third-party Beneficiaries.  Except as provided in Article VII and Section 5.03, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than with respect to permitted assignees or transferees of the Preferred Units in accordance with this Agreement, the Third Amended and Restated LP Agreement or the Ancillary Agreements and in accordance with the respective provisions thereof.

Section 9.10    Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND NEW YORK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS,

NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).

Section 9.12    Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By:	ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust, its general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust By:

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

MACK-CALI PROPERTY TRUST, a Maryland real estate investment trust

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

[Signature Page to the Preferred Equity Investment Agreement (Add-On)]

MACK-CALI TEXAS PROPERTY, L.P., a Texas limited partnership

By:	MACK-CALI SUB XVII, INC., a Delaware corporation, its general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

MACK-CALI REALTY CORPORATION, a Maryland corporation

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

[Signature Page to the Preferred Equity Investment Agreement (Add-On)]

RP Investors:

RPIIA-RLA AGGREGATOR, L.L.C.

By	/s/ Ron J. Hoyl
Name: Ron J. Hoyl
Title: Vice President

RPIIA-RLB, L.L.C.

By	/s/ Ron J. Hoyl
Name: Ron J. Hoyl
Title: Vice President

[Signature Page to the Preferred Equity Investment Agreement (Add-On)]